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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock and the Associated Preferred Share Purchase Rights
of

Oplink Communications, Inc.

at
$24.25 Net Per Share
by

Koch Optics, Inc.

an indirect wholly-owned subsidiary of

Koch Industries, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 22, 2014, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 2014 (the "Merger Agreement"), by and among Koch Industries, Inc., a Kansas corporation ("Koch Industries"), Koch Optics, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Koch Industries (the "Purchaser"), and Oplink Communications, Inc., a Delaware corporation ("Oplink"), under which the Purchaser will be merged with and into Oplink (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with Oplink surviving the Merger as an indirect wholly-owned subsidiary of Koch Industries.

        The board of directors of Oplink unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Oplink and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the acceptance for payment of Shares in the Offer without a vote of Oplink's shareholders pursuant to Section 251(h) of the DGCL, and (iv) determined to recommend that Oplink's shareholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer a number of shares of Oplink's common stock, par value $0.001 per share (the "Common Shares"), and associated preferred share purchase rights (together with the Common Shares, the "Shares"), that, together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares issued and outstanding at the expiration of the Offer (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent for the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

November 24, 2014

 IMPORTANT

Shareholders desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the shareholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares");

  •
  if using the Letter of Transmittal, have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the "Depositary"), at its address on the back cover of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the shareholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

        The Letter of Transmittal, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering shareholder.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		7
THE OFFER		9
1.	Terms of the Offer	9
2.	Acceptance for Payment and Payment for Shares	11
3.	Procedure for Tendering Shares	12
4.	Withdrawal Rights	15
5.	Material U.S. Federal Income Tax Consequences	16
6.	Price Range of the Shares; Dividends on the Shares	19
7.	Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	20
8.	Certain Information Concerning Oplink	21
9.	Certain Information Concerning Koch Industries and the Purchaser	26
10.	Source and Amount of Funds	28
11.	Background of the Offer; Past Contacts, Negotiations and Transactions	28
12.	Purpose of the Offer; Plans for Oplink; Other Matters	32
13.	The Merger Agreement; Other Agreements	34
14.	Conditions of the Offer	54
15.	Certain Legal Matters	56
16.	Fees and Expenses	60
17.	Legal Proceedings	60
18.	Miscellaneous	60
SCHEDULE I

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, of Oplink Communications, Inc. and the associated preferred share purchase rights
Price Offered Per Share:	$24.25 net to you in cash, without interest, subject to any withholding of taxes required by applicable law
Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Monday, December 22, 2014, unless extended
The Purchaser:	Koch Optics, Inc., an indirect wholly-owned subsidiary of Koch Industries
Oplink Board Recommendation:	Oplink's board of directors unanimously recommends that you accept the Offer and tender your Shares to the Purchaser in response to the Offer

        The following are some of the questions you, as a shareholder of Oplink Communications, Inc. ("Oplink"), may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to the Purchaser.

Who is offering to buy my Shares?

        Our name is Koch Optics, Inc. (the "Purchaser"). We are a Delaware corporation and an indirect wholly-owned subsidiary of Koch Industries, Inc. ("Koch Industries"). We were formed in 2014 for the purpose of the transactions contemplated by the Merger Agreement, including making and completing the Offer and merging with and into Oplink in the Merger, and have not otherwise conducted any business operations. If the Offer closes, our sole purpose will be acquiring all of the issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Koch Industries and the Purchaser."

What is the class and amount of securities being sought in the Offer?

        We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Oplink, and the associated preferred share purchase rights, which we refer to collectively as the "Shares." See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $24.25, net to you in cash, without interest, which we refer to as the "Offer Price," subject to any withholding of taxes required by applicable law, for each Share tendered and accepted for payment in the Offer. See Section 2—"Acceptance for Payment and Payment for Shares."

What does the board of directors of Oplink think of the Offer?

        The Offer is being made pursuant to the Merger Agreement with Oplink. The board of directors of Oplink unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Oplink and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the acceptance for payment of Shares in the Offer without a vote of Oplink's shareholders pursuant to Section 251(h) of the DGCL, and (iv) determined to recommend that Oplink's shareholders accept the Offer and tender their Shares to the Purchaser in response to the Offer. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

Have any Oplink shareholders agreed to tender their Shares?

        Yes. Each director of Oplink has entered into a tender and support agreement with Koch Industries and the Purchaser, which provides, among other things, that these shareholders will tender their Shares to the Purchaser in the Offer. These shareholders may withdraw their Shares from the Offer if the Merger Agreement is terminated prior to the acceptance for payment of Shares in the Offer. Pursuant to these tender and support agreements, Oplink's directors collectively agreed to tender approximately 1.2 million Shares, or approximately 7.1% of the Shares outstanding on November 14, 2014. See the "Introduction" to this Offer to Purchase and Section 13—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On November 18, 2014, the last trading day before we announced the Merger Agreement, the closing price of Oplink's common stock reported on The NASDAQ Global Market ("NASDAQ") was $21.25 per Share. On November 21, 2014, the last full trading day before commencement of the Offer, the closing price of Oplink's common stock reported on NASDAQ was $24.14 per Share. We advise you to obtain a recent quotation for Oplink's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

What are the preferred share purchase rights?

        The preferred share purchase rights (the "Rights") are rights to purchase from Oplink one one-thousandth (1/1,000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of Oplink, issued pursuant to Oplink's Rights Agreement, dated as of September 18, 2012 (as amended on November 18, 2014). The Rights were issued to all Oplink shareholders, but currently are not represented by separate share certificates. Instead, the Rights are represented by the certificate for Oplink's common stock. A tender of a share of Oplink's common stock will include a tender of the Rights.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We have arranged for sufficient funds, including the receipt of funds from Koch Industries, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. Koch Industries intends to fund amounts required in connection with the completion of the Offer and the Merger out of its available cash on hand. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for sufficient funds, including the receipt of funds from Koch Industries, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See Section 10—"Source and Amount of Funds."

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered to the Purchaser in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares that, when counted together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares issued and outstanding. We refer to this condition as the "Minimum Condition."

What are the most significant conditions of the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase Shares that are validly tendered in the Offer unless, among other things:

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (which we refer to as the "HSR Act"), has expired or terminated;

  •
  there is no lawsuit or other proceeding by any governmental entity of competent jurisdiction pending against Koch Industries, the Purchaser or Oplink in connection with the Offer or the Merger:

  •
  seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger;

  •
  seeking to make illegal, restrain or prohibit the ownership or operation by Koch Industries, Oplink or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of Koch Industries or any of its affiliates, on the one hand, or Oplink and its subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger; or

  •
  seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Koch Industries or the Purchaser effectively to acquire, hold or own Shares to be purchased in the Offer or the Merger;

  •
  there is no law, judgment, order, decision, decree, stipulation, legal or arbitration award, ruling, settlement or injunction (other than waiting periods applicable to the Offer or the Merger under the HSR Act) that would reasonably be expected, individually or in the aggregate, to result in any of the consequences described in the three sub-bullet points in the immediately preceding bullet point or that otherwise enjoins, makes illegal or prohibits the making or the completion of the Offer or the Merger;

  •
  the representations and warranties of Oplink in the Merger Agreement are true and correct, except as would not have a Company Material Adverse Effect, or in certain cases, result in a criminal penalty, or in some cases are true and correct in all material respects or all respects, as of the expiration of the Offer;

  •
  the material covenants of Oplink contained in the Merger Agreement have been performed or complied with in all material respects (or cured) prior to the expiration of the Offer;

  •
  since November 18, 2014, no facts, changes, events, developments or circumstances have occurred, arisen or come into existence or first become known to Koch Industries or the Purchaser (or any worsening thereof, only to the extent of such worsening) which have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements") which shall be continuing; and

  •
  the Merger Agreement has not been terminated in accordance with its terms.

        The Offer is also subject to other conditions. See Section 14—"Conditions of the Offer."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on Monday, December 22, 2014, to tender your Shares to the Purchaser in the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on the Expiration Date, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer for successive periods of up to 10 business days to permit the satisfaction of the conditions. However, (i) if on March 18, 2015, the only then unsatisfied or non-waived condition (excluding the Minimum Condition) is the HSR Condition (as defined in Section 14—"Conditions of the Offer"), we are not required to extend the Offer beyond June 18, 2015; and (ii) except as otherwise provided in clause (i), if on March 18, 2015 any condition to the Offer has not been satisfied, we are not required to extend the Offer beyond March 18, 2015. Additionally, we are not required to extend the Offer (x) for more than 20 business days in the aggregate after Oplink delivers or is required to deliver to us a notice with respect to a Competing Proposal (as defined in Section 13—"The Merger Agreement; Other Agreements") that has been received by Oplink or (y) if Oplink has delivered to us a notice of superior proposal, until the second business day after the conclusion of the four business day or two business day period contemplated by the Merger Agreement, except to the extent that prior to the expiration of such 20 business day, four business day or two business day period, as applicable, Oplink's board of directors has rejected the Competing Proposal and reconfirmed the Company Board Recommendation (as defined in Section 13—"The Merger Agreement; Other Agreements") (which rejection and reconfirmation shall be made publicly in the event the Competing Proposal had previously been made public). In addition, we have agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the "SEC") or its staff.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        No. We will not provide a subsequent offering period following the acceptance of Shares for purchase in the Offer.

How do I tender my Shares?

        To tender your Shares held as physical certificates, you must deliver the certificates representing your Shares, together with a properly completed Letter of Transmittal, to the Depositary for the Offer, before the Offer expires.

        If your Shares are held in street name, your Shares can be tendered on your behalf by your nominee. See Section 3—"Procedure for Tendering Shares."

Can holders of vested stock options or restricted stock units participate in the Offer?

        The Offer is only for Shares and not for any options to acquire Shares or restricted stock units.

        If you hold vested but unexercised stock options, and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and tender the Shares received upon exercise into the Offer. If you hold unvested restricted stock units, you may only tender the Shares you receive upon the vesting of your restricted stock units pursuant to their terms. See Section 3—"Procedure for Tendering Shares."

        Each option that is outstanding and unexercised immediately before the effective time of the Merger will be canceled in exchange for a cash payment equal to the amount by which the Offer Price exceeds the per share exercise price of such option (except for options for which the exercise price is greater than or equal to the Offer Price, which will be canceled for no consideration) multiplied by the number of Shares subject to such options, subject to applicable tax withholding. Each restricted stock unit that is outstanding immediately before the effective time of the Merger will be cancelled in exchange for a cash payment equal to the Offer Price for each Share subject to such restricted stock unit. See Section 13—"The Merger Agreement; Other Agreements."

If I accept the Offer, how will I get paid?

        If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments subject to any withholding required by applicable law, to tendering shareholders whose Shares have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedure for Tendering Shares."

How do I withdraw previously tendered Shares?

        To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        If you tender your Shares, you may withdraw them at any time until the Offer has expired. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

If the Offer is completed, will Oplink continue as a public company?

        If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, Koch Industries will own all of the outstanding capital stock of Oplink, and Oplink will no longer be a public company. See Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations."

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

        The Minimum Condition requires that we acquire a number of Shares, that, when counted together with Shares (if any) owned by the Purchaser, equals at least a majority of the Shares issued and outstanding. We will complete the Merger without a vote of the shareholders of Oplink pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for payment in the Offer, and we will not complete the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of shareholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if the Shares no longer meet the guidelines for continued listing on NASDAQ as a result of the purchase of Shares in the Offer, the listing of the Shares on NASDAQ may be discontinued, and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Oplink may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

Who can I talk to if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 (toll free) or (212) 750-5833 (call collect). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Oplink Shares:

INTRODUCTION

        Koch Optics, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Koch Industries, Inc., a Kansas corporation ("Koch Industries"), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), together with all associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated September 18, 2012 (as amended on November 18, 2014), between Oplink Communications, Inc., a Delaware corporation ("Oplink"), and Computershare Shareowner Services LLC, as Rights Agent (the "Company Rights Agreement"), to purchase one one-thousandth (1/1,000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (which Rights, together with the Common Shares, are hereinafter collectively referred to as the "Shares" and individually as a "Share"), of Oplink at a price of $24.25 per Share, net to the seller in cash, without interest (the "Offer Price"), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 2014 (the "Merger Agreement"), by and among Koch Industries, the Purchaser and Oplink. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), the Purchaser will be merged with and into Oplink as soon as practicable without a vote of the shareholders of Oplink in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with Oplink surviving the Merger as an indirect wholly-owned subsidiary of Koch Industries (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by Oplink's shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law.

        The board of directors of Oplink unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Oplink and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the acceptance for payment of Shares in the Offer without a vote of Oplink's shareholders pursuant to Section 251(h) of the DGCL, and (iv) determined to recommend that Oplink's shareholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with Shares, if any, owned by the Purchaser equals at least a majority of the Shares issued and outstanding at the expiration of the Offer (the "Minimum Condition"). The Offer is also subject to the satisfaction of other conditions described in this Offer to Purchase, including (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Condition"), and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Oplink has informed the Purchaser that, as of the close of business on November 14, 2014, 17,075,394 Common Shares were issued and outstanding. Based upon the foregoing, as of the close of business on November 14, 2014, the Minimum Condition would be satisfied if 8,537,698 Shares were validly tendered and not properly withdrawn in the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered in the Offer, the Merger will be effected, without a vote of Oplink's shareholders, pursuant to Section 251(h) of the DGCL. See Section 12—"Purpose of the Offer; Plans for Oplink; Other Matters" and Section 13—"The Merger Agreement; Other Agreements."

        Oplink's directors have each entered into a tender and support agreement with Koch Industries and the Purchaser, dated November 18, 2014, which requires, among other things, that such shareholder tender his or her Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the Merger Agreement is terminated prior to the acceptance for payment of Shares in the Offer. Pursuant to these tender and support agreements, Oplink's directors collectively agreed to tender approximately 1.2 million Shares, or approximately 7.1% of the Shares outstanding on November 14, 2014. See Section 13—"The Merger Agreement; Other Agreements."

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences."

        The Offer is made only for Shares and is not made for any options to acquire Shares or restricted stock units. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5—"Material U.S. Federal Income Tax Consequences." Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options. Holders of restricted stock units may not tender their restricted stock units or underlying Shares unless and until such restricted stock units vest, at which time the holder may tender the Shares issued pursuant to the restricted stock unit.

        Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., which is acting as the depositary for the Offer (the "Depositary"), and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1. Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment (which we refer to herein as the "Acceptance Time") and pay the Offer Price, subject to any withholding of taxes required by applicable law, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 22, 2014, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time that the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser is required by the Merger Agreement to extend the Offer:

  •
  to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff;

  •
  for one or more periods of up to 10 business days each until, and including, March 18, 2015, if at the Expiration Date any of the conditions of the Offer have not been satisfied; and

  •
  for one or more periods of up to 10 business days each until June 18, 2015, if on the Expiration Date all of the conditions to the Offer have been satisfied, other than the HSR Condition and the Minimum Condition (as defined below in Section 14—"Conditions of the Offer").

        However, the Purchaser is not required to extend the Offer (x) for more than 20 business days in the aggregate after Oplink delivers or is required to deliver to the Purchaser a notice that Oplink or any of its subsidiaries or representatives has received a Competing Proposal, or (y) if Oplink has delivered to the Purchaser a notice of superior proposal, in accordance with the terms of the Merger Agreement, until the second business day after the conclusion of the four business day or two business day "matching period" contemplated by the Merger Agreement, except to the extent that prior to the expiration of such 20 business day, four business day or two business day period, as applicable, Oplink's Board has rejected the Competing Proposal giving rise to such notice and reconfirmed the Company Board Recommendation, which rejection and reconfirmation shall be made publicly in the event that the Competing Proposal had previously been made public.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in paying for the Shares.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered to the Purchaser and not properly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Koch Industries, the Purchaser and Oplink will cause the Merger to become effective as soon as practicable after the Acceptance Time, without a vote of the shareholders of Oplink, in accordance with Section 251(h) of the DGCL.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares issued and outstanding at the expiration of the Offer. The Offer is also subject to the satisfaction of other conditions, including the HSR Condition and the condition that the Merger

Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Oplink, we may not:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the maximum number of Shares sought to be purchased in the Offer;

  •
  amend, modify or waive the Minimum Condition;

  •
  amend any of the conditions of the Offer described in Section 14—"Conditions of the Offer" in a manner adverse to Oplink's shareholders;

  •
  impose conditions to the Offer in addition to the conditions described in Section 14—"Conditions of the Offer";

  •
  except as permitted by the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the Expiration Date; or

  •
  otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to Oplink's shareholders.

        Subject to the Purchaser's obligation to extend the Offer as described above, if by the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules, regulations, interpretations or positions of the SEC or its staff:

  •
  terminate the Offer, not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering shareholders;

  •
  waive, to the extent permitted by applicable law, any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

  •
  extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

  •
  amend certain provisions or make certain modifications to the Offer.

        If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules, regulations, interpretations and positions of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to Oplink's shareholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought, or any material changes made with respect to information not materially less significant than price or percentage of securities sought, generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        Oplink has agreed to provide the Purchaser with Oplink's shareholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or

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  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

  •
  any other documents required by the Letter of Transmittal.

        The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares, and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4—"Withdrawal Rights."

        The Purchaser reserves the right to transfer or assign its rights and obligations under the Merger Agreement, including the right to purchase Shares tendered in the Offer, to one or more direct or indirect subsidiaries of Koch Industries, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. Procedure for Tendering Shares

        Valid Tender.    A shareholder must follow one of the following procedures to validly tender Shares in the Offer:

  •
  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date; or

  •
  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent's Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer of Shares Held

    Through the Book-Entry Transfer Facility" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date.

        By tendering Shares in accordance with these procedures, a tendering shareholder will also tender the Rights associated with the Shares without any further action on the part of the tendering shareholder. If the Rights were distributed to Oplink's shareholders as a result of a triggering event, a tender of Shares would need to be accompanied by a simultaneous tender of the Rights. Oplink has advised us that it has taken the action necessary to ensure that the Offer and the Merger do not constitute a triggering event for purposes of the Rights Agreement.

        There will be no guaranteed delivery tender procedures in connection with the Offer.

        Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility.    The Depositary has agreed to establish an account or accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees for Shares.    No signature guarantee is required on the Letter of Transmittal, if:

  •
  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  Share certificates (or a timely Book-Entry Confirmation);

  •
  a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal); and

  •
  any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when the proper documents are received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint the designees of the Purchaser as such shareholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, to the fullest extent permitted by law, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, to the extent permitted by applicable law and Oplink's certificate of incorporation and bylaws, at any annual, special or adjourned meeting of Oplink's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

        Options.    The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may participate in the Offer only if they first exercise their options in accordance with and subject to the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

        Restricted Stock Units.    The Offer is made only for Shares and is not made for restricted stock units. Holders of unvested restricted stock units may only tender the Shares received upon the vesting of restricted stock units pursuant to their terms. Each restricted stock unit that is outstanding immediately before the effective time of the Merger will be cancelled in exchange for a cash payment equal to the Offer Price for each Share subject to such restricted stock unit.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined not to be in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Koch Industries, the Depositary, the Information Agent, Oplink or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4. Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

        Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after January 23, 2015, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares tendered in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time before the Expiration Date.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Koch Industries, the Depositary, the Information Agent, Oplink or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of the material U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Shares. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Offer and the Merger.

        This discussion is limited to holders who hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address the U.S. federal income tax consequences to holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  persons holding our Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  "S corporations," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our Shares under the constructive sale provisions of the Code;

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  persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

        This discussion also does not address the U.S. federal income tax consequence to holders of Shares who exercise appraisal rights in connection with the Merger under the DGCL.

        If an entity taxed as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

  Tax Consequences to U.S. Holders

        Definition of a U.S. Holder.    For purposes of this discussion, a "U.S. holder" is any beneficial owner of Shares that for U.S. federal income tax purposes is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    A U.S. holder will recognize gain or loss on the disposition of its Shares in the Offer or the Merger. Gain or loss must be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. The amount of gain or loss realized with respect to each block of Shares generally will equal the difference between the amount of cash received for the Shares and the U.S.

holder's adjusted tax basis in the Shares. A U.S. holder's adjusted tax basis in a Share generally will be equal to the amount the U.S. holder paid for the Share. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Share for more than one year at the effective time of Merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    A U.S. holder may be subject to information reporting and backup withholding in connection with the disposition of Shares in the Offer or the Merger. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

        Definition of a Non-U.S. Holder.    For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of Shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on the disposition of the Shares in the Offer or the Merger unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  Shares constitute U.S. real property interests ("USRPIs") by reason of status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower applicable treaty rate) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe Oplink is not currently a USRPHC. Because the determination of whether Oplink is a USRPHC depends on the fair market value of Oplink USRPIs relative to the fair market value of Oplink's non-U.S. real property interests and other business assets, there can be no assurance Oplink is not currently a USRPHC. Even if Oplink is a USRPHC, gain realized on the disposition of the Shares in the Offer or the Merger by a non-U.S. holder of the Shares will not be subject to U.S. federal income tax if the Shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding Shares throughout the shorter of the five-year period ending on the effective date of the Merger or the non-U.S. holder's holding period. Non-U.S. holders owning (actually or constructively) more than 5% of the Shares should consult their own tax advisors regarding the U.S. federal income tax considerations of the Offer and the Merger.

        Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6. Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on NASDAQ under the symbol "OPLK." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.

	High	Low
Fiscal Year Ended June 29, 2013
First Quarter	$17.62	$11.97
Second Quarter	$16.77	$14.26
Third Quarter	$17.11	$15.00
Fourth Quarter	$18.77	$15.52
Fiscal Year Ending June 29, 2014
First Quarter	$22.54	$17.44
Second Quarter	$20.03	$15.37
Third Quarter	$19.89	$16.15
Fourth Quarter	$18.25	$13.91
Fiscal Year Ending June 29, 2015
First Quarter	$19.80	$15.89
Second Quarter (through November 21, 2014)	$24.22	$15.64

        On November 18, 2014, the last full trading day before public announcement of the Merger Agreement, the closing price reported on NASDAQ was $21.25 per share. On November 21, 2014, the last full trading day before the commencement of the Offer, the closing price reported on NASDAQ was $24.14 per share. Shareholders are urged to obtain a current market quotation for the Shares.

        As of the fiscal year ending June 29, 2014, Oplink had never declared or paid any cash dividends on its capital stock. On July 29, 2014, Oplink announced that it would initiate a regular quarterly cash dividend to shareholders, which began in the first fiscal quarter of 2015 with a dividend of $0.05 per share of Oplink's common stock. Oplink subsequently declared a second quarterly dividend of $0.05 per share of Oplink's common stock, which was paid on November 17, 2014. The Merger Agreement provides that, without the Purchaser's prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, Oplink may not declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock or other equity interests, including the Shares. Accordingly, Oplink is not expected to declare or pay any quarterly cash dividends during the pendency of the Merger Agreement. Oplink is not expected to declare or pay cash dividends after completion of the Offer.

7. Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because the Purchaser intends to consummate the Merger as soon as practicable following the acceptance for payment of Shares in the Offer.

        NASDAQ Listing.    The Shares are currently listed on The NASDAQ Global Market ("NASDAQ"). Immediately following the completion of the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only shareholder will be Koch Industries or its subsidiaries. NASDAQ requires, among other things, that any listed shares of common shares have at least 400 total shareholders. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

        Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Oplink to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Oplink, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of "affiliates" of Oplink and persons holding "restricted securities" of Oplink to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Oplink will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Oplink

        Oplink.    Oplink Communications, Inc. is a Delaware corporation. According to its Annual Report on Form 10-K for the year ended June 29, 2014, Oplink designs, manufactures and sells optical networking components, modules and subsystems. Oplink's products expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance, redirect light signals, ensure signal connectivity and provide signal transmission and reception within an optical network. Oplink provides over 68 different product categories that are sold as components and modules, or are integrated into custom solutions at the circuit pack or subsystem level.

        Oplink's legal name as specified in its certificate of incorporation is Oplink Communications, Inc. Oplink's principal executive offices are located at 46335 Landing Parkway, Fremont, California 94538. The telephone number of Oplink at that office is (510) 933-7200.

        Available Information.    Oplink is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Oplink's directors and officers, their remuneration, options and restricted stock units granted to them, the principal holders of Oplink's securities and any material interests of such persons in transactions with Oplink is required to be disclosed in proxy statements distributed to Oplink's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Oplink that has been filed via the EDGAR system.

        Financial Projections.    Before entering into the Merger Agreement, representatives of Koch Industries and the Purchaser conducted a due diligence review of Oplink, and in connection with this review, Oplink furnished to Koch Industries and the Purchaser non-public projections prepared by Oplink management concerning Oplink's projected financial performance. The following is a summary of the projections furnished to Koch Industries and the Purchaser by Oplink, together with a number of important assumptions, limitations and qualifications with respect thereto.

        Koch Industries and the Purchaser did not view the projections furnished by Oplink as credible estimates of the future financial performance of Oplink and did not rely upon these projections for purposes of their analysis of Oplink. Accordingly, the inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Koch Industries or the Purchaser, or their respective affiliates or representatives, considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Koch Industries or the Purchaser, or their respective affiliates or representatives, has made or makes any representation regarding the ultimate performance of Oplink compared to the information contained in these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections included in this Offer to Purchase are being provided only because they were furnished by Oplink to Koch Industries and the Purchaser in connection with the due diligence review of Oplink.

        Shareholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

        Oplink has advised us that these projections were prepared solely for purposes of the due diligence review completed by, and negotiations with, Koch Industries and the Purchaser, not for internal use in Oplink's business. Oplink has advised us that it does not as a matter of course prepare forecasts or projections as to its future financial performance, earnings or other results due to, among other things, the inherent unpredictability of the underlying assumptions, estimates and projections. Oplink also has advised us of certain assumptions, risks and limitations relating to these projections, as described below, and that Oplink has not as a matter of course made public any projections (other than quarterly guidance) as to future performance, earnings or other results. Oplink has advised us that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or "GAAP," and Oplink's independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. The projections may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances occurring after the date they were prepared, including the announcement of the Offer and the Merger.

        Oplink advised us that these financial projections were based on numerous variables and assumptions that are inherently uncertain and beyond the control of management. Important factors that may affect actual results and cause such projections not to be achieved include, but are not limited to, risks and uncertainties pertaining to Oplink's business, including those risks and uncertainties detailed in Oplink's periodic reports and other materials filed with the SEC and publicly available. The assumptions, upon which the financial projections were based, necessarily involve judgments with respect to, among other things, future business, economic, competitive, regulatory, financial and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Oplink's control. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Accordingly, Oplink has advised us there can be no assurance that these financial projections will be realized and actual results may vary materially from those shown. The financial projections do not give effect to the Offer and the Merger or changes that Koch Industries or the Purchaser may make to Oplink's operations or strategy after the completion of the Offer and the Merger. Oplink has made no representation to Koch Industries or the Purchaser, in the Merger Agreement or otherwise, concerning these financial projections.

  8/21 PROJECTIONS FOR FISCAL YEAR 2015

        In a meeting held on August 21, 2014 at Molex's Fiber Optic Business Unit in Downers Grove, Illinois, representatives of Oplink furnished to representatives of Molex certain financial projections for the fiscal year ended June 30, 2015. We refer to these projections as the "8/21 Projections for Fiscal Year 2015". These financial projections are summarized in the following table:

(in thousands)	Fiscal Year 2015
Net Sales	$228,817
Adjusted Gross Profit (1)	75,510
Adjusted Income from Operations (2)	30,310
Plus Depreciation and Amortization	9,000
Adjusted EBITDA (3)	$39,310
Adjusted Net Income (4)	$24,918

(1)
Gross profit, adjusted to exclude (a) stock-based compensation and (b) amortization of intangibles.

(2)
Income from operations, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(3)
Earnings before interest, taxes, depreciations and amortization, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(4)
Net income, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, (i) an estimated net loss of $6.2 million from discontinued operations (i.e., the Oplink Connected business) and (ii) legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

        Oplink has advised us that the 8/21 Projections for Fiscal Year 2015 assumed revenue growth driven by the addition of a few major datacom customers, continued expansion in the datacom business, and new product revenue and participation in the fast growing transceiver market. The 8/21 Projections for Fiscal Year 2015 assumed improved gross margins driven by operating leverage, productivity improvements with semi-automation, cost reductions by deepening vertical integration and the introduction of differentiating new products.

  9/16 PROJECTIONS FOR THE FIVE FISCAL YEARS ENDING 2019

        On the day prior to the meeting held at Oplink's headquarters in Fremont, California on September 17, 2014, representatives of Oplink furnished to representatives of Molex certain financial projections for each of fiscal years ended 2015, 2016, 2017, 2018 and 2019. We refer to these projections as the "9/16 Projections for the Five Fiscal Years Ending 2019". These projections are summarized in the following table:

	Fiscal Year Ending
(in thousands)	2015	2016	2017	2018	2019
Net Sales	$228,817	$286,021	$348,946	$411,756	$485,873
Adjusted Gross Profit (1)	75,510	100,107	125,621	152,350	179,773
Adjusted Income from Operations (2)	23,510	39,107	51,621	66,349	77,773
Plus Depreciation and Amortization	9,000	11,250	13,725	16,196	19,111
Adjusted EBITDA (3)	$32,510	$50,357	$65,346	$82,545	$96,884
Adjusted Net Income (4)	$19,208	$32,082	$42,985	$55,734	$66,787

(1)
Gross profit, adjusted to exclude (a) stock-based compensation and (b) amortization of intangibles.

(2)
Income from operations, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(3)
Earnings before interest, taxes, depreciations and amortization, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(4)
Net income, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, (i) an estimated net loss of $6.2 million from discontinued operations (i.e, the Oplink Connected business) and (ii) legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

        Oplink has advised us that the 9/16 Projections for the Five Fiscal Years Ending 2019 assumed annual revenue growth higher than the industry projected growth rate due to major customer wins, growth of the datacom business, new product revenue in ROADM and the 100G market, and gaining market share in Oplink's core business. The gross margins in the 9/16 Projections for the Five Fiscal Years Ending 2019 assumed improved operating leverage, productivity improvements with semi-automation, cost reductions by deepening vertical integration and the introduction of differentiation new products. The operating incomes in the 9/16 Projections for the Five Fiscal Years Ending 2019 assumed gross margin improvement and improved operating leverage as total operating expenditures increased at a slower pace than revenue growth.

        Oplink also has advised us that the differences in projected Adjusted EBITDA and Adjusted Net Income for fiscal year 2015 for these projections, as compared to the 8/21 Projections for Fiscal Year 2015, reflect, in part, adjustments to the research and development, or "R&D", expense estimates in the projections. Oplink has advised us that, following internal review and discussion at Oplink, Oplink management determined that the R&D expense estimate should be increased for fiscal year 2015 in order to achieve estimated growth for fiscal years 2016 through 2019 reflected in the projections.

  10/6 PROJECTIONS FOR FISCAL YEAR 2015

        During a meeting held on October 6, 2014, representatives of Oplink discussed with representatives of Molex updated financial projections for the fiscal year ended June 30, 2015. These financial projections subsequently were furnished by representatives of Oplink to representatives of

Molex on October 7, 2014. We refer to these projections as the "10/6 Projections for Fiscal Year 2015". These financial projections are summarized in the following table:

(in thousands)	Fiscal Year 2015
Net Sales	$236,200
Adjusted Gross Profit (1)	74,386
Adjusted Income from Operations (2)	26,793
Plus Depreciation and Amortization	9,000
Adjusted EBITDA (3)	$35,793
Adjusted Net Income (4)	$21,834

(1)
Gross profit, adjusted to exclude (a) stock-based compensation and (b) amortization of intangibles.

(2)
Income from operations, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(3)
Earnings before interest, taxes, depreciations and amortization, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(4)
Net income, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, (i) an estimated net loss of $6.2 million from discontinued operations (i.e, the Oplink Connected business) and (ii) legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

        Oplink has advised us that the differences in projected Net Sales, Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income for fiscal year 2015 for these projections, as compared to the 8/21 Projections for Fiscal Year 2015 and the 9/16 Projections for the Five Fiscal Years Ending 2019, reflect preliminary financial results for the first quarter of fiscal year 2015 that had become available to Oplink management, as well as additional adjustments to the R&D expense estimates in the projections.

  11/10 PROJECTIONS FOR FISCAL YEAR 2015

        During a telephone conference held on November 10, 2014, representatives of Oplink discussed with representatives of Molex certain updated financial projections for the fiscal year ended June 30, 2015. Later that day, these financial projections were furnished by representatives of Oplink to representatives of Molex. We refer to these projections as the "11/10 Projections for Fiscal Year 2015". These financial projections are summarized in the following table:

Fiscal Year
2015
(in thousands)
Net Sales	$244,638
Adjusted Gross Profit (1)	79,505
Adjusted Income from Operations (2)	32,245
Plus Depreciation and Amortization	9,878
Adjusted EBITDA (3)	$42,123
Adjusted Net Income (4)	$27,578

(1)
Gross profit, adjusted to exclude (a) stock-based compensation and (b) amortization of intangibles.

(2)
Income from operations, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(3)
Earnings before interest, taxes, depreciations and amortization, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

(4)
Net income, adjusted to exclude (a) stock-based stock compensation, (b) amortization of intangibles, and (c) for fiscal year 2015 only, (i) an estimated net loss of $6.2 million from discontinued operations (i.e, the Oplink Connected business) and (ii) legal, advisory and other expenses related to shareholder activism, the evaluation of strategic alternatives for Oplink, the transaction with Koch Industries and Molex and associated matters.

        Oplink has advised us that the differences in projected Net Sales, Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income for fiscal year 2015 for these projections, as compared to the 10/6 Projections for Fiscal Year 2015, primarily reflect actual financial results for the first quarter of fiscal year 2015 disclosed by Oplink in a press release issued on October 30, 2014. Specifically, Oplink has advised us that increases in revenue growth for fiscal year 2015 reflect increased visibility of the fiscal year forecast, delivery capability and actual booking, including China wireless backhaul, wavelength selective switch (WSS), and various components, as well as a bottom up analysis of revenue, gross margins and expenses and an increase in gross margin from higher revenue and higher utilization.

9. Certain Information Concerning Koch Industries and the Purchaser

        Koch Industries and the Purchaser.    Koch Industries, a Kansas corporation, is a privately-held company that owns a diverse group of companies involved in refining, chemicals, grain processing and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; electronic components; commodity trading; minerals; energy; ranching; glass; and investments. Since 2003, Koch companies have invested approximately $65 billion in acquisitions and other capital expenditures. With a presence in about 60 countries, Koch companies employ more than 100,000 people worldwide, with about 60,000 of those in the United States. From January 2009 to present, Koch companies have earned more than 930 awards for safety, environmental excellence, community stewardship, innovation and customer service. Koch Industries' principal executive offices are located at 4111 East 37th Street North, Wichita, Kansas 67220. The telephone number of Koch Industries at such office is (316) 828-5500.

        The Purchaser is a Delaware corporation that was formed in 2014 for the purpose of acquiring Oplink. Other than in connection with the Merger Agreement or the Offer, since its formation, the Purchaser has not conducted business operations. If the Purchaser accepts Shares for purchase in the Offer, the sole purpose of the Purchaser will be to complete the Offer and the Merger. The Purchaser is an indirect wholly-owned subsidiary of Koch Industries. Until immediately before the time the Purchaser accepts Shares for purchase in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser's legal name as specified in its certificate of formation is Koch Optics, Inc. The Purchaser's principal executive offices are located 4111 East 37th Street North, Wichita, Kansas 67220. The telephone number of the Purchaser at that office is (316) 828-5500.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Koch Industries and the Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase, (i) neither Koch Industries nor the Purchaser, nor any of the persons or entities listed in Schedule I or any associate or other majority-owned subsidiary of Koch Industries or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Oplink and (ii) neither Koch Industries nor the Purchaser, nor any of the persons or entities referred to in clause (i) above, has effected any transaction in the Shares or any other equity securities of Oplink during the past 60 days.

        Except as set forth in this Offer to Purchase, neither Koch Industries nor the Purchaser, nor any of the persons or entities listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Oplink or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Koch Industries or any of its subsidiaries (including the Purchaser) or any of the persons or entities listed in Schedule I to this Offer to Purchase, on the one hand, and Oplink or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Koch Industries or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Koch Industries or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Koch Industries and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Koch Industries and the Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to Koch Industries and the Purchaser that has been filed with the SEC via the EDGAR system.

10. Source and Amount of Funds

        Completion of the Offer is not conditioned upon obtaining financing. Koch Industries and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $445 million plus any related transaction fees and expenses. The Purchaser will receive these funds from Koch Industries or one or more of its subsidiaries. Koch Industries intends to provide or cause the provision of such funds to the Purchaser out of available cash on hand.

        Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser or Koch Industries is material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

        The following is a description of contacts between representatives of Koch Industries and its affiliates and representatives of Oplink and other persons that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of Oplink's activities relating to these contacts, please refer to Oplink's Schedule 14D-9 being mailed to its shareholders with this Offer to Purchase.

        In May 2013, a representative of Molex Incorporated ("Molex") attended the B. Riley & Co. investor conference in Santa Monica, California, at which Joseph Liu, Chairman and CEO of Oplink, made a presentation regarding Oplink's business and strategy. The Molex representative introduced himself to Mr. Liu after his presentation and discussed Oplink's business.

        On October 22, 2013, a member of Molex's corporate development team met with a representative of Oplink to discuss the potential co-development of certain products. The parties determined to continue discussion of this potential commercial relationship.

        On November 13, 2013, a representative from Molex visited Oplink's Fremont, California headquarters and met with Peter Lee, Oplink's President and Chief Operating Officer, to discuss potential co-development opportunities, Oplink's business in general and whether Oplink would have any interest in exploring an acquisition of Oplink by Molex. Mr. Lee responded that Oplink was not for sale, but was interested in continuing discussions regarding the co-development of products. The parties did not pursue these co-development activities following this meeting.

        In December 2013, Koch Industries acquired Molex. Following the acquisition, Molex sought to grow and expand its business, both organically and through strategic acquisitions. Molex regularly evaluates strategic opportunities for investment or acquisition purposes and long-term growth potential.

        In March 2014, members of Molex's management team met with members of Oplink's management team at the OFC industry conference in San Francisco, California and discussed their respective businesses and strategies. The representatives did not discuss any potential acquisition of Oplink at this time.

        On July 14, 2014, certain shareholders of Oplink filed a Schedule 13D disclosing that they had acquired approximately 6.2% of Oplink's outstanding Common Shares. These shareholders also publicly disclosed their desire to engage with management to discuss steps they believed would increase shareholder value, including that Oplink undertake a strategic sale of the Oplink Connected business.

        In late July 2014, the general manager of Molex's Global Fiber Optic division called Mr. Liu regarding the possibility of a business combination with Molex. The representative of Molex requested a meeting with Mr. Liu to discuss Molex's continued interest in acquiring Oplink, which had been reignited by the announcement of the Schedule 13D filing.

        On July 29, 2014, Oplink announced a number of initiatives to enhance shareholder value and provided a preview of its fourth quarter fiscal year 2014 results and guidance for the first quarter of fiscal year 2015.

        In mid-August 2014, representatives of Molex invited Mr. Liu to visit Molex's Fiber Optic Business Unit in Downers Grove, Illinois to discuss further a potential business combination. On August 18, 2014, Oplink and Molex entered into a non-disclosure agreement to allow for the sharing of confidential information in connection with the planned discussions.

        On August 21, 2014, Mr. Liu and Erika Chang, Oplink's Vice President of Sales for EU, Canada and Japan, visited Molex's Fiber Optic Business Unit and met with members of Molex's management to discuss Oplink's business and strategy, as well as the potential for a business combination. At this meeting, Oplink provided the representatives of Molex with the 8/21 Projections for Fiscal Year 2015. For a detailed discussion of the 8/21 Projections for Fiscal Year 2015, see Section 8—"Certain Information Concerning Oplink—Financial Projections."

        During the week of September 7, 2014, representatives of Molex toured Oplink's facilities in China and Taiwan with representatives of Oplink. During the first two weeks of September 2014, representatives of Molex and Oplink continued informal communications regarding a potential business combination.

        On September 16, 2014, representatives of Oplink delivered the 9/16 Projections for the Five Fiscal Years Ending 2019 to Molex, in anticipation of a meeting the following day. For a detailed discussion of the 9/16 Projections for the Five Fiscal Years Ending 2019, see Section 8—"Certain Information Concerning Oplink—Financial Projections."

        On September 17, 2014, representatives from Koch Industries and Molex met with representatives of Oplink in Fremont, California to discuss certain financial and legal matters and to tour Oplink's Fremont facility. Oplink's representatives reviewed the 9/16 Projections for the Five Fiscal Years Ending 2019 with Molex at this meeting.

        On September 24, 2014, Molex delivered to Oplink a written indication of interest that included a proposal to acquire Oplink, on terms and conditions to be agreed, for $21.25 per Share. Molex indicated in its indication of interest that it expected Oplink would transact exclusively with Molex and that Molex would not participate in anything other than an exclusive transaction process. Later that day, Mr. Liu contacted a representative of Molex to indicate that Oplink's board of directors would need additional time to review Molex's proposal.

        On September 25, 2014, Mr. Liu notified representatives of Molex that Cowen and Company, LLC ("Cowen") had been engaged as financial advisor to Oplink in connection with the proposed transaction. On the next day, representatives of Cowen contacted representatives of Molex to confirm that Oplink's board of directors would need additional time to review Molex's proposal and indicated that they expected to provide additional feedback to Molex during the week of October 6, 2014.

        On October 6, 2014, representatives of Cowen held a meeting with representatives of Molex to discuss Oplink's expected financial performance for its current fiscal year and potential valuation in the potential transaction. The Cowen representatives indicated that Molex would be required to increase its offer price to continue discussions with Oplink. At this meeting, representatives of Molex were presented with the 10/6 Projections for Fiscal Year 2015. For a detailed discussion of the 10/6 Projections for Fiscal Year 2015, see Section 8—"Certain Information Concerning Oplink—Financial Projections."

        On October 7, 2014, representatives of Oplink met with representatives of Molex to discuss the 10/6 Projections for Fiscal Year 2015.

        On October 9, 2014, Molex received a letter from Mr. Liu indicating that the Oplink board of directors believed Oplink was worth $27 per Share, offering to meet with Molex to explain the methodology and indicating that any price would also need to reflect any amount Oplink might receive in connection with the ultimate disposition of its Oplink Connected business. The letter also indicated that Oplink would not agree to exclusive negotiations with Molex. Between October 9, 2014 and October 17, 2014, representatives of Cowen held conversations with representatives of Molex regarding the valuation of Oplink.

        On October 17, 2014, Molex delivered to Oplink a written proposal indicating that it was prepared to offer $24 per Share to acquire all of Oplink, including the Oplink Connected business, and that Molex was prepared to move quickly through due diligence and contract negotiation in order to sign a definitive agreement. The proposal indicated that Molex would consider a potential increase in the price payable to Oplink shareholders if the Oplink Connected business was sold before a definitive agreement with Molex was signed; however, Molex suggested that the offer price might be reduced if Molex was required to assume responsibility for the Oplink Connected business. The indication of interest reiterated Molex's requirement that it would participate in discussions and negotiations only on an exclusive basis. However, Molex indicated that it would permit Oplink the opportunity, subject to certain restrictions, to consider unsolicited competing proposals following entry into a definitive agreement.

        Between October 20 and October 22, 2014, representatives of Molex and Cowen held multiple discussions to clarify Molex's October 17th proposal.

        On October 23, 2014, representatives of Cowen conveyed to Molex that the Oplink board of directors was willing to continue discussions on the basis of Molex's proposal. Subsequently, Molex delivered a proposed schedule for conducting on-site visits, due diligence and negotiating definitive agreements.

        From October 24, 2014 through November 18, 2014, representatives of Molex and Koch Industries visited Oplink's facilities in Asia and the U.S., met with several of Oplink's employees and reviewed information provided by Oplink as part of Molex's due diligence process.

        On October 30, 2014, Oplink announced its financial results for the first quarter of fiscal year 2015.

        On October 31, 2014, Latham & Watkins LLP ("Latham & Watkins"), our outside counsel, delivered a draft of the Merger Agreement to Oplink and its counsel, Covington & Burling LLP ("Covington"). The draft Merger Agreement provided for the acquisition of Oplink through a tender offer to be followed by a merger without a vote of Oplink's shareholders as permitted under Delaware law, provided Oplink the ability, subject to certain restrictions, to consider and respond to unsolicited competing proposals following the announcement of the transaction, included the payment of a termination fee of $18 million as a non-exclusive remedy if the agreement was terminated to accept a superior proposal, provided for reimbursement of expenses of up to an additional $5 million in the event the Merger Agreement was terminated in certain circumstances and included a condition to Molex's obligation to close that no condition exists that would be reasonably expected to shut down a material portion of Oplink's Zhuhai facility for 60 consecutive days. Additionally, Latham & Watkins provided a draft of the Support Agreement, pursuant to which the directors and officers of Oplink would commit to tender any Shares they owned pursuant to the Offer.

        On November 6, 2014, representatives of Covington delivered a revised draft of the Merger Agreement to representatives of Latham & Watkins.

        Between November 10 and November 14, 2014, representatives of Oplink, Cowen, Covington, Molex, Koch Industries and Latham & Watkins met on multiple occasions at Latham & Watkins' offices in San Francisco to negotiate the Merger Agreement. During these meetings, representatives of Oplink and Covington conveyed, among other things, Oplink's objective of maximizing the certainty of Molex's obligation to close in the event of a transaction. Subsequently, Koch Industries advised Oplink and Covington that Molex would not be the parent entity in the Merger. Rather, in response to Oplink's desire for closing certainty, Molex would be replaced by its ultimate corporate parent, Koch Industries.

        Representatives of Cowen met with representatives of Koch Industries on the morning of November 11, 2014 to discuss the valuation of Oplink and seek an improved offer price. Prior to this meeting, representatives of Cowen provided representatives of Koch Industries with the 11/10 Projections for Fiscal Year 2015. For a detailed discussion of the 11/10 Projections for Fiscal Year 2015, see Section 8—"Certain Information Concerning Oplink—Financial Projections." During such discussions, Cowen indicated that the Oplink board of directors would be willing to accept an offer price of $27 per Share. Representatives of Koch Industries indicated that $27 per Share was out of the question, but that Koch Industries would evaluate its proposal in light of all of the information it had received and the open issues in the Merger Agreement.

        On November 15, 2014, during a meeting between representatives of Koch Industries and Cowen, Koch Industries increased its price to $24.25 per Share and reduced its proposed termination fee to $15,500,000. As part of its revised proposal, Koch Industries also required a condition to Koch Industries' obligation to close that no condition exist that would reasonably be expected to shut down a material portion of Oplink's Zhuhai, China facility for 90 consecutive days. Later that evening, after discussion with Oplink's board of directors, Cowen responded to Koch Industries that the Oplink board of directors would be willing to continue negotiating toward a definitive agreement based on a $24.25 per Share price, but subject to agreement being reached on, among other things, the specific triggers for a Company Material Adverse Effect occurring at the Zhuhai facility, the removal of any expense reimbursement requirement on the part of Oplink, and Koch Industries' agreement that receipt of the termination fee would be its exclusive remedy against Oplink.

        On November 16, 2014, the parties and their representatives discussed the open issues in the Merger Agreement. During this conversation, representatives of Koch Industries conceded that the termination fee, when paid, would be Koch Industries' exclusive remedy against Oplink, and that Koch Industries would not be entitled to expense reimbursement in the event that the Merger Agreement was terminated as a result of the failure of the Minimum Condition or the failure of Oplink to materially comply with its covenants. Koch Industries also indicated that, although it would require that the definition of Company Material Adverse Effect explicitly cover a material shut-down in operations at Oplink's Zhuhai facility, Koch Industries would agree to Oplink's proposed description of the events that would trigger a Company Material Adverse Effect, including that the Zhuhai facility must be shut down at the Expiration Date, the expected period of the shut-down must be at least 90 consecutive days and a work stoppage must not be the cause of the shut-down. However, in exchange for the concessions made by Koch Industries, the increased Offer Price and the reduced termination fee, Koch Industries required that Oplink agree that certain representations and warranties would be measured at the "criminal penalty" standard for purposes of the closing condition, rather than only a Company Material Adverse Effect standard.

        On the morning of November 17, 2014, representatives of Latham & Watkins circulated a draft of the Merger Agreement reflecting the November 16th discussions.

        Throughout the day on November 18, 2014, representatives of Oplink and Koch Industries (together with Covington and Latham & Watkins) worked to finalize the Merger Agreement and the related disclosure schedules. On the afternoon of November 18, 2014, the Koch Industries' board of directors met and unanimously approved the Merger Agreement, including the Offer and the Merger, which was subsequently conveyed to representatives of Oplink.

        Later that afternoon, representatives of Oplink informed Koch Industries that the Oplink board of directors had, by unanimous vote, (i) determined that the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of, Oplink and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the acceptance for payment of Shares in the Offer without a vote of Oplink's shareholders pursuant to Section 251(h) of the DGCL, and (iv) determined to recommend that Oplink's shareholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

        Late in the evening on November 18, 2014, Oplink, Koch Industries and the Purchaser executed and delivered the Merger Agreement and each Oplink director executed a Support Agreement (as defined in Section 13—"The Merger Agreement; Other Agreements—Tender and Support Agreements"). The parties issued a joint press release on the morning of November 19, 2014, announcing the Merger Agreement.

        On November 21, 2014, the shareholders that had previously announced the acquisition of Oplink shares and sought to engage with Oplink management filed an amendment to their previously filed Schedule 13D in which they disclosed the termination of their joint filing agreement and disclosing that they had sold substantially all of the Shares that they had previously beneficially owned.

        On November 24, we commenced the Offer in accordance with the Merger Agreement.

12. Purpose of the Offer; Plans for Oplink; Other Matters

        Purpose of the Offer.    The purpose of the Offer is to enable Koch Industries and the Purchaser to acquire control of, and would be the first step in Koch Industries' acquisition of the entire equity interest in, Oplink. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will become effective as soon as practicable following the completion of the Offer without a vote of Oplink's shareholders in accordance with Section 251(h) of the DGCL.

        If the Merger is completed, Koch Industries will indirectly own 100% of the equity interests in Oplink and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Oplink and entitlement to any increase in its value. Similarly, Koch Industries will also bear the risk of any losses incurred in the operation of Oplink and any decrease in the value of Oplink. Following completion of the Merger, Oplink will be managed by Molex Incorporated, a wholly owned subsidiary of Koch Industries. At the effective time of the Merger, the directors of the Purchaser, as set forth in Schedule I hereto, shall become the directors of Oplink, and will hold office until their respective successors have been elected, designated or qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation.

        Oplink shareholders who sell their Shares in the Offer will cease to have any equity interest in Oplink and to participate in any future growth in Oplink. If the Merger is completed, the current shareholders of Oplink will no longer have an equity interest in Oplink and instead will have only the right to receive an amount in cash equal to the Offer Price, or to the extent shareholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such shareholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current shareholders of Oplink will not bear the risk of any decrease in the value of Oplink after selling their Shares in the Offer or the Merger.

        Plans for Oplink.    Except as disclosed in this paragraph of this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Oplink, the disposition of securities of Oplink, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Oplink or its subsidiaries, or the sale or transfer of a material amount of assets of Oplink or its subsidiaries. After completion of the Offer and the Merger, Oplink will be an indirect wholly-owned subsidiary of Koch Industries and will be managed by Molex. After completion of the Offer and the Merger, we expect to operate Oplink's facilities in the same manner as our other facilities, using the best capabilities of Oplink, Koch Industries and Molex to optimize operations, including making investments where appropriate. After the completion of the Offer and the Merger, consistent with the plans of Oplink previously announced in Oplink's Annual Report on Form 10-K for the fiscal year ended June 29, 2014, we intend to continue to seek strategic alternatives for the Oplink Connected business, including a possible sale of all or part of this business. Until such sale, the Oplink Connected business will continue to be classified as discontinued operations. We cannot speculate on future activities, and we reserve the right to change our plans and intentions at any time, as we deem appropriate.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 will not be applicable to the Merger because the Merger will be effected as soon as practicable, and in any event assuming satisfaction or waiver of the conditions to the Merger, within three business days following completion of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Oplink and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is completed, holders of the Shares immediately before the effective time of the Merger who have properly made a demand for appraisal and who comply with the applicable procedures in Section 262 of the DGCL will be entitled to a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Offer Price for their Shares. The value so determined could be more or less than the Offer Price.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect appraisal rights under Section 262 of the DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, attached as Annex II to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the appraisal rights of shareholders in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights available under the DGCL in connection with the Merger and is qualified in its entirety by reference to "Notice of Appraisal Rights" contained in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a shareholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the Offer Price.

13. The Merger Agreement; Other Agreements

Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Oplink." Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within five business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver (to the extent permitted by applicable law) by the Purchaser, of the other conditions that are described in Section 14—"Conditions of the Offer," the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date (and in any event within three business days) after the Expiration Date.

        Koch Industries and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Oplink's prior written approval the Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend any of the other conditions of the Offer described in Section 14—"Conditions of the Offer" in a manner adverse to Oplink's shareholders, (vi) impose additional conditions of the Offer, (vii) except as permitted pursuant to the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to Oplink's shareholders.

        The Merger Agreement provides that the Purchaser will extend the Offer:

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  to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff; and/or

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  for successive periods of up to 10 business days each if at any then scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived; however, (i) if on the Initial Outside Date the only then unsatisfied or non-waived condition (excluding the Minimum Condition) is the HSR Condition, the Purchaser is not required to extend the Offer beyond the Extended Outside Date and (ii) if on the Initial Outside Date any condition of the Offer has not been satisfied, the Purchaser is not required to extend the Offer beyond the Initial Outside Date; provided, further, that the Purchaser is not required to extend the Offer (x) for more than twenty 20 business days in the aggregate after Oplink delivers or is required to deliver to the Purchaser a notice, in accordance with the terms of the Merger Agreement, that Oplink or any of its subsidiaries or representatives has received a Competing Proposal, or (y) if Oplink has delivered to the Purchaser a notice of superior proposal, in accordance with the terms of the Merger Agreement, until the second business day after the conclusion of the four (4) business day or two (2) business day period contemplated by the Merger Agreement, except to the extent that prior to the expiration of such 20 business day, four (4) business day or two (2) business day period, as applicable, Oplink's Board has rejected the Competing Proposal giving rise to such notice and reconfirmed the Company Board Recommendation publicly in the event that the Competing Proposal had previously been made public.

        The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of Oplink, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly, irrevocably and unconditionally terminate the Offer and cause the Depositary to return all Shares tendered in the Offer.

        The Merger.    The Merger Agreement provides that, following completion of the Offer (if applicable) and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

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  the Merger shall be effected pursuant to Section 251(h) of the DGCL;

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  the Purchaser will be merged with and into Oplink;

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  Oplink will continue as the surviving corporation of the Merger (which we refer to as the "surviving corporation"); and

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  all property, rights, privileges, immunities, powers and franchises of Oplink and the Purchaser will vest in the surviving corporation and continue unaffected by the Merger and all of their debts, liabilities and duties will become debts, liabilities and duties of the surviving corporation.

        At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to be in the forms attached to the Merger Agreement.

        Conditions to Completion of the Merger.    The respective obligations of Koch Industries and the Purchaser, on the one hand, and Oplink, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

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  the Purchaser has accepted for payment all Shares validly tendered and not withdrawn in the Offer; and

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  the completion of the Merger has not been restrained, enjoined or prohibited by any Order of a court of competent jurisdiction or any other governmental entity and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that prevents the consummation of the Merger.

        Conversion of Capital Stock.    At the effective time of the Merger, by virtue of the Merger and without any further action:

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  each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares irrevocably accepted for payment in the Offer and Shares that properly seek appraisal under applicable law) will be converted into the right to receive the Offer Price (the "Merger Consideration") , subject to any withholding of taxes required by applicable law; and

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  all outstanding equity interests of the Purchaser held immediately prior to the effective time of the Merger will be converted into and become 100 newly issued, fully paid and non-assessable shares of common stock of the surviving corporation.

        After the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, upon the surrender of such certificate. At or prior to the effective time of the Merger, Koch Industries or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

        Treatment of Options.    Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase Shares, whether or not then exercisable or vested, will be canceled and, in exchange for such option, the former holder of such canceled option will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the total number of Shares subject to the option immediately prior to such cancellation multiplied by the amount by which the Offer Price exceeds the exercise price per share of the option. After the effective time of the Merger, each Oplink stock option will no longer be exercisable and will only entitle the holder to the payment of the consideration described above.

        Treatment of Restricted Stock Units.    Immediately prior to the effective time of the Merger, each restricted stock unit with respect to the Shares, whether or not then vested, will be canceled and, in exchange therefor, the former holder will be entitled to receive a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the total number of Shares subject to such restricted stock units immediately prior to such cancellation multiplied by the Merger Consideration.

        Termination of Oplink Equity Plans.    As of the effective time of the Merger, all Oplink equity plans and the employee stock purchase plan will be terminated and no further Shares, options, restricted stock units, or other rights with respect to Shares will be granted thereunder.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Oplink to Koch Industries and the Purchaser and representations and warranties made by Koch Industries and the Purchaser to Oplink. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        In the Merger Agreement, Oplink has made customary representations and warranties to Koch Industries and the Purchaser with respect to, among other things:

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  corporate matters related to Oplink and its subsidiaries, such as organization, standing, power and authority;

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  its capitalization;

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  the validity of the Merger Agreement, including approval by Oplink's board of directors;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  required filings, compliance with laws and permits;

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  financial statements and public SEC filings;

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  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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  books and records;

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  the absence of undisclosed liabilities;

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  conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor and other employment matters;

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  material contracts;

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  litigation;

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  environmental matters;

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  intellectual property;

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  taxes;

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  insurance;

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  title to properties and the absence of certain liens or encumbrances;

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  real property;

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  the opinion of its financial advisor;

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  the information included in this Offer to Purchase and the Schedule 14D-9;

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  brokers' fees and expenses;

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  related party transactions;

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  key customers and suppliers;

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  compliance with anti-corruption laws and export controls; and

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  competition and antitrust compliance.

        Some of the representations and warranties in the Merger Agreement made by Oplink are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Oplink and its subsidiaries taken as a whole, or (ii) prevents the consummation of the Offer and the Merger. The definition of "Company Material Adverse Effect" excludes from clause (i) any change, event, effect, occurrence, state of facts or development resulting from, and only to the extent attributable to:

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  changes in general economic or political conditions or financial, credit or securities markets in general (including interest or exchange rates);

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  changes in the industries in which Oplink operates;

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  changes in laws applicable to Oplink or any of its subsidiaries or any of their respective properties or assets or changes in GAAP, or in each case changes in the enforcement or interpretations thereof;

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  any man-made or natural disasters, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism;

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  any changes in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure are not excluded by this bullet point;

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  the entry into, announcement and pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any loss of employees or customers;

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  any action taken or not taken by Oplink or any of its subsidiaries at the written request of, or with the prior written consent of, the Purchaser or Koch Industries, and any action not taken by Oplink or any of its subsidiaries which was not taken as a result of the Purchaser or Koch Industries failing to provide consent, when timely requested in accordance with the Merger Agreement by Oplink, to such action; and

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  any legal proceedings brought by an former or current securityholders of Oplink (on their own behalf or on behalf of Oplink) arising out of or related to the Merger Agreement;

except, as to the first through fourth bullet points above, to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects Oplink and its subsidiaries, when compared to other persons operating in the same industries in the same geographic markets in which Oplink operates.

        The definition of "Company Material Adverse Effect" includes any change, event, effect, occurrence, state of facts or development that occurs that, individually or in the aggregate, has resulted in a shutdown, idling or cessation of any portion of operations at Oplink's manufacturing plant located in Zhuhai, China (the "Affected Portion"), which Affected Portion has generated at least a majority of the total EBITDA attributable to the Oplink's manufacturing plant located in Zhuhai, China (the "Zhuhai Facility") during Oplink's fiscal year ended June 29, 2014 (the "Requisite Portion") that would reasonably be expected to continue for at least 90 consecutive days; provided, however that any shutdown, idling or cessation of the Requisite Portion resulting solely from any labor strike, slow-down or work stoppage shall not be deemed a Company Material Effect, unless such labor strike, slow-down or work stoppage results in physical damage or harm to the Zhuhai Facility that has caused a shutdown, idling or cessation of the Requisite Portion that would reasonably be expected to continue for at least 90 consecutive days.

        In the Merger Agreement, Koch Industries and the Purchaser have made customary representations and warranties to Oplink with respect to, among other things:

  •
  corporate matters, such as organization, standing, power and authority;

  •
  the validity of the Merger Agreement, including adoption by the Purchaser's boards of directors;

  •
  required consents and approvals, and no violations of laws, governance documents or agreements;

  •
  litigation;

  •
  the information included in this Offer to Purchase and the solicitation/recommendation statement filed on Schedule 14D-9;

  •
  ownership of Shares by Koch Industries and the Purchaser;

  •
  sufficiency of funds;

  •
  ownership of the Purchaser by Koch Industries;

  •
  the absence of management arrangements requiring disclosure under Item 1005(d) of Regulation M-A; and

  •
  broker's fees and expenses.

        None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survives the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

        Conduct of Business of Oplink Pending Closing.    Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless Koch Industries has otherwise agreed in writing, from the date of the Merger Agreement until the effective time of the Merger, Oplink has agreed that it will, and will cause its subsidiaries to:

  •
  conduct its operations in the ordinary course of business consistent with past practice; and

  •
  use commercially reasonable best efforts to preserve substantially intact its present business organization.

        In addition, except as required by applicable law as expressly contemplated by the Merger Agreement or as otherwise agreed by the parties, or otherwise consented to in writing by Koch Industries, from the date of the Merger Agreement until the effective time of the Merger, Oplink will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:

  •
  amend, modify, waive, rescind or otherwise change its certificate of incorporation or bylaws or the Company Rights Agreement;

  •
  issue, sell or pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Oplink or its subsidiaries, or any rights based on the value of any such equity interests, other than the issuance of Shares upon the exercise of outstanding stock options or the settlement of Oplink's restricted stock units outstanding as of the date of the Merger Agreement;

  •
  sell, pledge (other than pursuant to a permitted lien), dispose of, transfer, assign, lease, license, abandon, dedicate to the public, or permit to lapse (in the case of material intellectual property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any material property or assets (including material intellectual property) of Oplink or any of its subsidiaries, except (i) for the sale or purchase of goods or services in the ordinary course of business consistent with past practice, (ii) dispositions in the ordinary course of business consistent with past practice, equipment and property no longer used or useful in the operation of the business as currently conducted, (iii) sales of inventory in the ordinary course of business consistent with past practice, or (iv) for transactions among Oplink and the wholly-owned subsidiaries of Oplink created or organized in the United States or among the wholly-owned subsidiaries of Oplink created or organized in the United States;

  •
  declare, make or pay any dividend or other distribution with respect to any of Oplink's capital stock or other equity interests (other than dividends paid by a wholly-owned Oplink subsidiary organized in the United States to Oplink or another wholly-owned subsidiary organized in the United States) or enter into any agreement with respect to the voting or registration of Oplink's capital stock or other equity interests;

  •
  reclassify, combine, split, subdivide or amend the terms of, or redeem or purchase, any of its capital stock, or other equity interests, except (i) the acquisition by Oplink of Shares in connection with the surrender of Shares by holders of Oplink stock options in order to pay the exercise price of the option in accordance with the terms of such options, (ii) the withholding or disposition of Shares to satisfy withholding tax obligations with respect to awards granted pursuant to any Oplink equity plans in accordance with the terms of such awards, or (iii) upon the forfeiture of outstanding stock options or restricted stock units pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;

  •
  merge or consolidate Oplink or any of its subsidiaries with any entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Oplink or any of its subsidiaries (other than the Merger Agreement);

  •
  acquire (including by merger or acquisition of stock or assets) any interest in or assets of any other entity or any Equity Interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice, capital improvements permitted pursuant to the Merger Agreement and investments made in the ordinary course of business in accordance with Oplink's cash management investment program;

  •
  incur indebtedness for borrowed money or issue debt securities or assume or guarantee the obligations of any person (other than with respect to a wholly-owned subsidiary of Oplink organized in the United States or between subsidiaries of Oplink organized in the United States) for borrowed money in excess of $1,000,000 in the aggregate;

  •
  make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned subsidiaries of Oplink), other than (A) routine travel, relocation and business advances in the ordinary course of business to employees of Oplink or any of its subsidiaries, (B) trade credit, and (C) investments made in the ordinary course of business in accordance with Oplink's cash management investment program, in each case, made in the ordinary course of business consistent with past practice;

  •
  other than Contracts entered into, amended or renewed with customers and suppliers in the ordinary course of business consistent with past practice on terms that are substantially similar in the aggregate to Oplink's existing material contracts, (i) terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any material contract, (ii) enter into any contract that, if existing on the date of the Merger Agreement, would be a material contract, or (iii) amend any existing contract such that after giving effect to such amendment would become a material contract;

  •
  make or authorize capital expenditures in excess of $5,000,000 in the aggregate;

  •
  except as required by law or to comply with any existing employee benefit plan:

  •
  increase the compensation or benefits of any current or former director, officer, employee or independent contractor of Oplink or any of its subsidiaries (each a "Participant") except for routine increases in base cash compensation to Participants (other than officers and directors) in the ordinary course of business consistent with past practice,

  •
  pay to any Participant any compensation or benefit not provided for under any employee benefit plan, other than the payment of base cash compensation in the ordinary course of business consistent with past practice,

  •
  grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant,

  •
  adopt, establish, enter into, amend, modify or terminate any employee benefit plan, collective bargaining, union, labor or similar agreement,

  •
  enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit other than as required by the Merger Agreement, or

    •
    amend or modify the terms of any employee benefit plan to accelerate the time of vesting or payment of any compensation or benefit other than as required by the Merger Agreement;

  •
  forgive any loans to directors, officers, employees or any of their respective affiliates or enter into any transactions or contracts with any affiliates or other Person that would be required to be disclosed by Oplink under Item 404 of Regulation S-K of the SEC;

  •
  waive, release, pay, discharge or satisfy any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; materially accelerate or delay collection of notes or accounts receivable; delay or accelerate in any material respect payment of any account payable; or vary inventory practices in any material respect;

  •
  make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act, or applicable rules and regulations of the SEC;

  •
  compromise, settle or agree to settle any proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve the payment of monetary damages not in excess of an agreed amount, and do not include any other obligation to be performed by, or limitation upon, Oplink or its subsidiaries, Koch Industries, the Purchaser or their affiliates that is material to any of them or result in any (i) imposition of equitable relief on, or the admission of wrongdoing by, Oplink or any of its subsidiaries, or (ii) actual or potential violation of any Criminal Law by Oplink or any of its subsidiaries or its and their representatives;

  •
  make, change or rescind any material tax election; settle or compromise any material liability for taxes; amend any income or other material tax return or claim for refund except to the extent otherwise required by law; request any ruling or enter into any closing agreement with respect to taxes; make any change in any method of tax accounting or any annual tax accounting period; enter into any tax allocation, sharing, indemnity or closing agreement; or file any tax return in a manner materially inconsistent with past practices except to the extent otherwise required by law;

  •
  write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

  •
  convene any regular or special meeting (or any adjournment or postponement thereof) of the Oplink shareholders other than, to the extent required by applicable law, an annual meeting of shareholders for purposes of election of directors, ratification of Oplink's auditors and other routine matters;

  •
  fail to keep in force material insurance policies;

  •
  enter into, renew, modify or extend any contract reasonably expected to result in the violation of certain export control laws, to the extent performance under such contract would require performance after the Acceptance Time;

  •
  implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers; or

  •
  agree, authorize or enter into any contract or otherwise make any commitment to do any of the things described in the preceding bullet points.

        Access to Information; Confidentiality.    Until the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Oplink agreed that it will and will cause each of its subsidiaries to: (i) provide to Koch Industries, the Purchaser and their respective representatives reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Oplink and its subsidiaries and to the books and records thereof (including financial or tax records of Oplink, tax returns and related workpapers) as Koch Industries or the Purchaser may reasonably request, (ii) use commercially reasonable efforts to furnish during normal business hours such information concerning Oplink's business, properties, offices and other properties, contracts, assets, liabilities, employees, officers and other aspects as Koch Industries or the Purchaser may reasonably request, (iii) reasonably cooperate with our representatives to organize and facilitate meetings with Oplink representatives to be located at Oplink's properties, offices or other facilities, (iv) reasonably cooperate with Koch Industries and its representatives with respect to communications to, and to organize and facilitate meetings with, specified Oplink customers, suppliers and other key business relations of Oplink and its subsidiaries; all subject to certain conditions and reasonableness limitations. Molex Incorporated, a wholly-owned subsidiary of Koch Industries, has agreed to comply with the terms of the Confidentiality Agreement dated August 18, 2014 with respect to non-public information disclosed on or after August 18, 2014.

        No Solicitation of Transactions.    From the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Oplink agreed that it will, and will cause its subsidiaries and its and their respective officers, directors and employees to, and direct and use reasonable best efforts to cause its other representatives to, (i) cease and cause to be terminated any existing solicitation, discussion or negotiation with any third party that may be ongoing with respect to a Competing Proposal (as defined below), and (ii) request any such third party to promptly return or destroy (and confirm destruction of) all confidential information concerning Oplink and its subsidiaries.

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Oplink agreed that it will not, and will cause its subsidiaries and its and their respective officers, directors and employees not to, and direct and use reasonable best efforts to cause its other representatives not to:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could lead to, a Competing Proposal; and

  •
  enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information relating to Oplink or its subsidiaries to, or afford access to the books or records or officers or employees of Oplink or its subsidiaries to, any third party that, to Oplink's knowledge, is seeking to make, or could reasonably be expected to make, or has made, a Competing Proposal (other than, in each case, with respect to existing or prospective customers, suppliers or other vendors in connection with, and only to the extent in furtherance of, commercial relationships in the ordinary course of business conducted consistent with past practice).

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Oplink agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to:

  •
  approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than certain permitted confidentiality agreements) with respect to any Competing Proposal (an "Alternative Acquisition Agreement");

  •
  take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover law or state law that purports to limit or restrict business combinations or their ability to acquire or vote Shares, any third party or any action taken by a third party, which Person or action would have otherwise been subject to or not exempt from the restrictive provisions of such takeover laws;

  •
  redeem the Company Rights; amend or modify the Company Rights Agreement; or take any other action under the Company Rights Agreement that would allow any Third Party to acquire ownership of 15% or more of the Shares without causing a "Distribution Date" (as such term is defined in the Company Rights Agreement) to occur;

  •
  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by Oplink and a third party in respect of or in contemplation of a Competing Proposal (other than to the extent the Oplink board of directors determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any of the actions described in this bullet point would be inconsistent with the directors' fiduciary duties under applicable law and is reasonably necessary to facilitate a Competing Proposal in compliance with the terms of the Merger Agreement); or

  •
  publicly propose to do any of the actions described in the preceding third, fourth, fifth and sixth bullet points of this sentence.

        Also subject to the qualifications and exceptions outlined below, neither Oplink's board of directors nor any committee thereof may:

  •
  withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation (as defined below);

  •
  fail to include the Company Board Recommendation in the Schedule 14D-9;

  •
  approve or recommend, or publicly propose to approve or recommend, any Competing Proposal; or

  •
  cause or permit Oplink to enter into any Alternative Acquisition Agreement.

        Any of the actions described in the first through third bullet points in the immediately preceding sentence is referred to in the Merger Agreement as an "Adverse Recommendation Change."

        Notwithstanding the restrictions described above, at any time following the date of the Merger Agreement and prior to the acceptance for payment of Shares in the Offer, Oplink may furnish non-public information with respect to Oplink and its subsidiaries to any third party that has made an unsolicited, bona fide written Competing Proposal, and engage in discussions or negotiations with such party with respect to such bona fide written Competing Proposal, if:

  •
  such bona fide written Competing Proposal was not received in violation of any of Oplink's obligations under the non-solicitation provisions of the Merger Agreement;

  •
  Oplink's board of directors determines in good faith, after consultation with its outside financial advisor and counsel, that the Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below);

  •
  after consultation with its outside counsel, Oplink's board of directors determines in good faith that the failure to take such action would be inconsistent with the directors' fiduciary duties;

  •
  any information furnished to the third party making the Competing Proposal is covered by a confidentiality agreement containing terms no less favorable in the aggregate to Oplink, including the "standstill" provisions, than the terms of the Confidentiality Agreement, dated August 18, 2014, between Molex Incorporated, a wholly-owned subsidiary of Koch Industries and Oplink (without regard to any amendment pursuant to the Merger Agreement); and

  •
  any non-public information provided to such third party, and not previously provided to the Purchaser, is provided to the Purchaser as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after the time that such information is provided to the third party.

        The Merger Agreement requires that, prior to taking any of the actions referred to in the immediately preceding paragraphs, Oplink must notify the Purchaser orally and in writing that it proposes to furnish such non-public information and/or enter into such discussions. This notice must also include an unredacted copy of the Competing Proposal submitted by such third party (including any materials relating to such third party's proposed debt financing, if any).

        In addition, Oplink has agreed to promptly, and in any event within 24 hours, notify the Purchaser in the event that Oplink or its subsidiaries or any of their respective representatives has received a Competing Proposal or statement by any person that it is planning or intends to submit a Competing Proposal. Such notification will include a copy of the written Competing Proposal or other indication (or, where no such copy is available, a reasonably detailed description of such Competing Proposal or other indication), and the identity of the person making the Competing Proposal or other indication. Oplink is required to keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event at the Purchaser's request and otherwise no later than 24 hours after the occurrence of any material changes or developments) of the status of any Competing Proposal or other indication (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material inquiries, material correspondence and draft documentation related thereto exchanged between the Company, its subsidiaries and their respective representatives, on the one hand, and any person making a Competing Proposal and their representatives, on the other hand.

        The Merger Agreement does not prohibit Oplink or Oplink's board of directors, directly or indirectly through Oplink's representatives, from:

  •
  making any "stop, look and listen" communication to Oplink's shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

  •
  complying with its disclosure obligations under applicable law with respect to a Competing Proposal, including taking and disclosing to shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that any disclosure permitted under this bullet point will be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of the Oplink board of directors' recommendation in favor of the transactions contemplated by the Merger Agreement.

        Oplink Board Recommendation.    Subject to the provisions described below, Oplink's board of directors agreed to recommend that the holders of the Shares accept the Offer and tender their Shares to the Purchaser in the Offer. This is referred to as the "Company Board Recommendation." Oplink's board of directors also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit the Purchaser to include the Company Board Recommendation in this Offer to Purchase and related Offer documents. The Merger Agreement provides that Oplink's board of directors will not affect an Adverse Recommendation Change except as described below.

        Notwithstanding any of the restrictions described above, prior to the acceptance of Shares for payment in the Offer, Oplink's board of directors may effect an Adverse Recommendation Change solely with respect to a Superior Proposal, or otherwise terminate the Merger Agreement to enter into a definitive agreement solely with respect to a Superior Proposal, if:

  •
  Oplink's board of directors has received a bona fide written Competing Proposal that the Oplink board of directors determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal (after having complied with and giving effect to any modifications of the Merger Agreement proposed by the Purchaser);

  •
  Oplink's board of directors determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law;

  •
  Oplink has not breached the non-solicitation provisions of the Merger Agreement (unless such breach was de minimis in nature and did not adversely affect Koch Industries or the Purchaser or the Merger Agreement and the transactions contemplated thereby) with respect to the Superior Proposal;

  •
  Oplink has provided to the Purchaser a written notice of its intention to take such action, which we refer to as a "notice of change of recommendation." The notice of change of recommendation must include an unredacted copy of the Superior Proposal (including the identity of the person making the Superior Proposal and any equity or debt financing materials related thereto, if any);

  •
  during the four business day period after the Purchaser's receipt of the notice of change of recommendation, Oplink has, and has caused its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal;

  •
  following the end of the four business day period, Oplink's board of directors has determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to the Merger Agreement proposed by the Purchaser, that the Superior Proposal continues to constitute a Superior Proposal; and

  •
  in the event Oplink desires to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, Oplink has paid the Termination Fee (as defined below) concurrently with the termination.

        In addition, Oplink's board of directors may effect an Adverse Recommendation Change other than in connection with a Superior Proposal, if:

  •
  there is an Intervening Event (as defined below) as a result of which the Oplink board of directors determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law;

  •
  Oplink has provided to the Purchaser a notice of change of recommendation, which notice included a summary, in all material respects, of the Intervening Event;

  •
  during the four business day period after the Purchaser's receipt of the notice of change of recommendation, Oplink has, and has caused its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Oplink board of directors (consistent with its fiduciary duties under applicable law) to not make an Adverse Recommendation Change; and

  •
  following the end of the four business day period, the Oplink board of directors has determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to the Merger Agreement proposed by the Purchaser, that a failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to Oplink shareholders under applicable law.

        The Merger Agreement provides that any material revisions to a Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, will require Oplink to deliver a new notice of change of recommendation and to provide a new negotiating period in accordance with the terms described above, except that for these purposes, the required period will be two business days and not four.

        Oplink has agreed that any violation by any of Oplink's subsidiaries or their respective directors, officers or employees of the restrictions described above relating to non-solicitation of Competing Proposals will be deemed to be a breach of the Merger Agreement by Oplink.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Competing Proposal" means, any offer or proposal from a third party relating to:

  •
  any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) more than fifteen percent (15%) of the consolidated assets of Oplink and its subsidiaries, taken as a whole, or (ii) more than fifteen percent (15%) of the combined voting power of Oplink;

  •
  any tender offer or exchange offer that if completed would result in any person or group beneficially owning more than fifteen percent (15%) of the combined voting power of Oplink;

  •
  the issuance by Oplink of fifteen percent (15%) or more of its voting securities; or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Oplink or any of Oplink's subsidiaries in which a third party or its shareholders, if completed, would beneficially own, directly or indirectly, more than fifteen percent (15%) of the combined voting power of Oplink or, if applicable, the surviving entity or the resulting direct or indirect parent of Oplink or such surviving entity.

  •
  "Intervening Event" means any material event or development or material change in circumstances first occurring or arising (or first becoming known to Oplink) after the date of the Merger Agreement and prior to the acceptance for payment of Shares in the Offer, to the extent that such event, development or change in circumstances (i) is disproportionately more favorable to the business, assets, liabilities or condition (financial or otherwise) or results of operations of Oplink and its subsidiaries, taken as a whole, when compared to other persons operating in the same industries in the same geographic markets and (ii) was not reasonably foreseeable as of or prior to the execution of the Merger Agreement; provided, however, that in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (b) any events, developments, changes in circumstances relating to Koch Industries or the Purchaser or any of their affiliates, (c) the actual or potential sale of Oplink's Connected business, including the purchase price or other terms and conditions thereof, or (d) changes in the market price or trading volume of the Shares or the fact that Oplink meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact are not excluded by this clause.

  •
  "Superior Proposal" means a bona fide written Competing Proposal (except the references in the definition of "Competing Proposal" to "15%" are replaced by "85%") made by a third party which was not solicited or obtained in violation of the non-solicitation and related provisions of the Merger Agreement and which, in the good faith judgment of the Oplink board of directors, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of completion, and the third party making such Competing Proposal (i) if accepted, is reasonably likely to be completed in accordance with its terms and (ii) if consummated, would result in a transaction that is more favorable to Oplink's shareholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed by the Purchaser).

        Appropriate Action; Consents; Filings.    Each of Oplink, Koch Industries and the Purchaser has agreed to use its reasonable best efforts to:

  •
  take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the each other in doing, all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the Merger Agreement as promptly as practicable;

  •
  take the actions required to cause, as promptly as possible after the execution of the Merger Agreement, the expiration of the notice periods required by applicable competition laws for the completion of the transactions contemplated by the Merger Agreement;

  •
  obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained to complete the Merger no later than two business days prior to June 18, 2015 and to avoid any action or proceeding by any governmental entity that would (i) prevent the closing of the Merger no later than two business days prior to June 18, 2015 or (ii) delay the closing beyond two business days prior to June 18, 2015, in connection with the authorization, execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

  •
  as promptly as reasonably practicable, and in any event within five business days after the execution date of the Merger Agreement, make all necessary filings and submissions, and pay any related fees (such fees to be paid by Koch Industries and the Purchaser), with respect to the Merger Agreement, the Offer, and the Merger required under the HSR Act; and

  •
  as promptly as reasonably practicable after the execution date of the Merger Agreement, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, and the Merger required under any other applicable law not referenced in the immediately preceding bullet point.

        Oplink and the Purchaser have agreed to cooperate with each other in connection with (i) preparing and filing any filings or documents related to the matters described in the immediately preceding bullet points or otherwise in connection with the transactions contemplated by the Merger Agreement, (ii) determining whether any action by, or filing with, any governmental entity is required in connection with the completion of the Offer or the Merger, and (iii) seeking any actions, consents, approvals or waivers or making any such filings related to the matters described in the immediately preceding bullet points.

        Each of Oplink and the Purchaser has agreed to give, or cause its subsidiaries to give, any notices to third parties and to use, and cause its subsidiaries to use, its commercially reasonable efforts to obtain any third party consents identified by Oplink or the Purchaser and that are reasonably believed to (i) be necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement, (ii) required to be disclosed by Oplink to the Purchaser, or vice versa, in connection with entering into the Merger Agreement, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the completion of the Merger. If either party fails to obtain any third party consent, that party will take any actions reasonably requested by the other party (at such other party's sole cost and expense), to minimize any adverse effect upon Oplink and Koch Industries, their respective subsidiaries and their respective businesses resulting, or which would reasonably be expected to result, after the completion of the Offer or the Merger, from the failure to obtain such consent. Oplink, its subsidiaries, Koch Industries and the Purchaser are not required to, and Oplink and its subsidiaries will not without the written consent of the Purchaser, make any payment to or commit to pay any third party or agree to incur any liability or other obligation, in order to obtain any approval or consent with respect to transactions contemplated by the Merger Agreement.

        Oplink, Koch Industries and the Purchaser will promptly notify the others of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to any of the transactions contemplated by the Merger Agreement, keep each other reasonably informed as to the status of these requests, inquiries, investigations, actions or legal proceedings, and in accordance with the requirements described in the immediately following paragraph, promptly inform the others of any communication with any governmental entity regarding the transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither Koch Industries nor Oplink (nor any of their respective subsidiaries or affiliates) is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or enter into a voting trust arrangement, proxy arrangement, "hold separate" agreement or similar agreement, or permit the sale, holding separate or other disposition of, any assets of Koch Industries, Oplink or their respective subsidiaries or affiliates.

        Public Announcements.    Oplink and Koch Industries agreed to not release any press release or make any public statement with respect to the Offer, the Merger or the Merger Agreement without the prior written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed) and to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger.

        Indemnification of Oplink Directors and Officers.    For a period of six years after the completion of the Merger, the surviving corporation and Koch Industries shall indemnify and hold harmless all past and present directors or officers of Oplink and its subsidiaries, whom we refer to as "indemnified persons," as provided by the terms of Oplink's existing certificate of incorporation, bylaws and indemnification agreements, arising out of such indemnified person's acts or omissions in their capacity as a director or officer of Oplink or its subsidiaries occurring at or prior to the completion of the Merger (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the completion of the transactions contemplated thereby), to the full extent permissible under the applicable provisions of the DGCL.

        The surviving corporation and Koch Industries shall advance expenses (including reasonable legal fees) incurred in the defense of any such claim, action, suit, proceeding or investigation in accordance with the procedures set forth in Oplink's existing certificate of incorporation, bylaws or indemnification agreements; provided, that any indemnified person to whom expenses are advanced must, prior to such advancement, undertake to repay such advanced expenses if a court ultimately determines in a final nonappealable judgment that such indemnified person is not entitled to indemnification.

        For a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified persons for periods at or prior to the completion of the Merger than are currently set forth in Oplink's certificate of incorporation and bylaws. Existing indemnification agreements will continue in full force and effect with respect to matters arising out of acts or omissions at or prior to completion of the Merger.

        For six years after the completion of the Merger, subject to certain limitations, the surviving corporation is required to maintain (and Koch Industries will cause it to maintain) for the benefit of Oplink's directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the Merger that is substantially equivalent to, and no less favorable in the aggregate than Oplink's existing policy. The surviving corporation may satisfy this obligation by obtaining prepaid insurance policies that provide coverage for an aggregate of at least six years.

        Employee Benefits.    For the one-year period following completion of the Merger, Koch Industries agreed, subject to the terms of any applicable collective bargaining agreement or employment agreement, to provide each employee of Oplink and its subsidiaries who continues to be employed by Koch Industries or the surviving corporation after the Merger is completed (whom we refer to as "continuing employees") with compensation and benefits substantially equivalent, in the aggregate, to the compensation and benefits provided to such continuing employees immediately prior to the completion of the Merger; provided that no equity-based, change in control, retention or other special or non-recurring compensation or benefits provided immediately prior to the completion of the Merger shall be taken into account for these purposes. Koch Industries and the surviving corporation will recognize and give credit for service by continuing employees for vesting and eligibility purposes in any Koch Industries employee benefit plan in which such employees may be eligible to participate after completion of the Merger.

        Transaction Litigation.    The Merger Agreement provides that Oplink will control, and will give the Purchaser the opportunity to participate in the defense of, any litigation brought by shareholders of Oplink or any other person against Oplink and/or the board of directors of Oplink relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; provided, however, that Oplink may not agree to compromise or settle any such litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

        Termination.    The Merger Agreement may be terminated:

  •
  by mutual written consent of the Purchaser and Oplink, at any time prior to the effective time of the Merger; or

  •
  by either the Purchaser or Oplink (which we refer to as "mutual termination rights"):

  •
  if the Offer expires as a result of the non-satisfaction of any condition to the Offer (see Section 14—"Conditions of the Offer") in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to the terms of the Merger Agreement; provided, however, that this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has been the primary cause of the non-satisfaction of any condition to the Offer;

  •
  if any court or other governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action that (i) prior to the Purchaser's acceptance of Shares tendered for payment in the Offer, permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares in the Offer, or (ii) prior to the completion of the Merger, permanently restrains, enjoins or otherwise prohibits the Merger, and, in each case, such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement has been the primary cause of the issuance of or failure to lift such order, decree, ruling or other action; or

  •
  by the Purchaser (we refer to the below listed rights as the "Purchaser termination rights"):

  •
  at any time prior to the acceptance for payment of Shares in the Offer:

  •
  if any Adverse Recommendation Change occurs;

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  if Oplink has breached its non-solicitation and related board recommendation obligations under the Merger Agreement (unless such breach is de minimis in nature and does not adversely affect Koch Industries and the Purchaser or the Merger Agreement and the transactions contemplated thereby);

  •
  Oplink shall have failed to include the Company Board Recommendation in the Schedule 14D-9; or

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  Oplink or Oplink's board of directors (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

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  at any time prior to the acceptance for payment of Shares in the Offer,

  •
  if (i) there is an inaccuracy in any representation or warranty of Oplink contained in the Merger Agreement or a breach of any covenant of Oplink contained in the Merger Agreement, such that, in either case, any of the conditions of the Offer would not, if such inaccuracy or breach continued on the Expiration Date, be satisfied; (ii) the Purchaser has delivered to Oplink written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured prior to the applicable outside date or at least 30 calendar days have elapsed since the delivery of such written notice to Oplink and such inaccuracy or breach has not been cured; provided, however, that the Purchaser is not permitted to terminate the Merger Agreement pursuant to this bullet point if there is an inaccuracy in any representation or warranty of Koch Industries or the Purchaser contained in the Merger Agreement that has not then been cured or a breach of any covenant of Koch Industries or the Purchaser contained in the Merger Agreement that, in either case, has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by Koch Industries or the Purchaser of any of their material obligations under the Merger Agreement; or

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  by Oplink (we refer to the below listed rights as the "Oplink termination rights"):

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  at any time prior to the acceptance for payment of Shares in the Offer:

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  if Oplink's board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if Oplink shall have complied in all respects with the non-solicitation provisions with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to terminate the Merger Agreement and accept such Superior Proposal pursuant to the non-solicitation provisions of the Merger Agreement; provided, however, that simultaneously with the termination of the Merger Agreement, Oplink enters into an Alternative Acquisition Agreement with respect to the Superior Proposal and pays the Termination Fee and related expenses to Koch Industries; or

    •
    at any time prior to the acceptance for payment of Shares in the Offer:

    •
    if (i) there is an inaccuracy in any representation or warranty of Koch Industries or the Purchaser contained in the Merger Agreement or breach of any covenant of Koch Industries or the Purchaser contained in the Merger Agreement that has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by Koch Industries or the Purchaser of any of their material obligations under the Merger Agreement, (ii) Oplink has delivered to the Purchaser written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured or at least 30 calendar days have elapsed since the delivery of such written notice to the Purchaser and such inaccuracy or breach has not been cured; provided, however, that Oplink is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of Oplink contained in the Merger Agreement that has not been cured or a breach of any covenant of Oplink contained in the Merger Agreement such that, in either case, any condition to the Offer would not be satisfied.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms by either Oplink or the Purchaser, written notice thereof must be given to the other parties, specifying the provisions of the Merger Agreement being invoked and the basis for the termination under those provisions. The Merger Agreement will then become void and, except as specified in the Merger Agreement (including with respect to the payment of the Termination Fee as applicable), there will be no liability or obligation on the part of Koch Industries, the Purchaser or Oplink or their respective subsidiaries, officers, directors, or managers, except with respect to the "Confidentiality," "Access to Information," "Effect of Termination" and "Miscellaneous" provisions of the Merger Agreement. No party is relieved of any liability or damages for a willful and material breach of the Merger Agreement.

        Oplink has agreed to pay the Purchaser a termination fee of $15.5 million in cash (the "Termination Fee") if:

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  the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first bullet point under the definition of "Purchaser termination right" above; or

  •
  Oplink terminates the Merger Agreement pursuant to the Oplink termination right set forth in the first bullet point under the definition of "Oplink termination right" above (in connection with the termination of the Merger Agreement to accept a Superior Proposal).

        Oplink is also required to pay the Termination Fee if:

  •
  the Purchaser or Oplink terminates the Merger Agreement pursuant to the mutual termination right set forth in the first bullet point (by reason of a failure of the Minimum Condition or certain other conditions of the Offer specified in the Merger Agreement) under the definition of "mutual termination right" above; or

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  the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the second bullet point under the definition of "Purchaser termination right" above;

        and, in each case:

  •
  prior to the termination of the Merger Agreement a Competing Proposal is made to Oplink or the Oplink board of directors, and

  •
  within 12 months of the termination of the Merger Agreement:

  •
  Oplink or any of its subsidiaries shall enter into a Competing Proposal or enter into an agreement with respect to a Competing Proposal; provided that for purposes of this and the prior bullet point, references to 15% shall be deemed to be references to 50% in the definition of "Competing Proposal;"

    •
    any third party purchases (in one or a series of transactions) assets of Oplink or any of its subsidiaries representing 50% or more of the consolidated assets of Oplink and its subsidiaries, or equity interests representing 50% or more of the voting power of Oplink; or

    •
    any tender, exchange or other offer or arrangement for Oplink's voting securities is first publicly announced,

but Oplink is only required to pay the Termination Fee in such circumstances if the Competing Proposal or such other acquisition or transaction is actually consummated.

        In circumstances where the Termination Fee is payable in accordance with the Merger Agreement, the parties to the Merger Agreement agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be the exclusive remedy available to Koch and the Purchaser for any loss resulting from the failure of Merger to be completed. In no event will Oplink be required to pay the Termination Fee more than once.

        If Oplink fails to pay the Termination Fee when due, and the Purchaser or Koch Industries commences a suit which results in a final judgment against Oplink for the Termination Fee, Oplink is required to promptly pay the Termination Fee to Koch Industries with interest from the date such payment was required to be made until the date of payment.

        Fees and Expenses.    Other than as required by the provisions described above or in the Merger Agreement, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Tender and Support Agreements

        In connection with the Merger Agreement, each of Joseph Liu, Chieh Chang, Tim Christoffersen, Jesse Jack and Hua Lee (the "Supporting Shareholders") entered into a separate Tender and Support Agreement, dated as of November 18, 2014, with Koch Industries and the Purchaser, which we collectively refer to as the "Support Agreements." The Supporting Shareholders constitute all of the directors of Oplink. The following summary of certain provisions of the Support Agreements is qualified in its entirety by reference to the form of Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the form of Support Agreement as an exhibit to the Schedule TO. Each of the Support Agreements entered into by the Supporting Shareholders is in substantially the same form as the form of Support Agreement. Shareholders and other interested parties should read the form of Support Agreement in its entirety for a more complete description of the provisions summarized below. Pursuant to the Support Agreements, Oplink's directors collectively agreed to tender approximately 1.2 million Shares, or approximately 7.1% of the Shares outstanding on November 18, 2014, the date of the Support Agreements.

        Pursuant to the Support Agreements, each of the Supporting Shareholders agreed to tender in the Offer any Shares he or she holds or acquires after November 18, 2014, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer, and in any event no later than the 10th business day following the commencement of the Offer, or if such Supporting Shareholder did not receive the Offer documents by such time, within five business days following receipt of such documents but in any event prior to the Expiration Date. Each of the Supporting Shareholders has also agreed not to withdraw his or her Shares from the Offer at any time.

        Each of the Supporting Shareholders agreed, while the Support Agreement is effective, to appear, or otherwise cause any Shares he or she holds to be counted as present for purposes of calculating a quorum, at any meeting of the shareholders of Oplink and to vote, or cause to be voted, all Shares he or she holds (i) against any Competing Proposal or any proposal relating to a Competing Proposal, (ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, share exchange reorganization, dissolution, liquidation or winding up of or by Oplink and (iii) against any proposal, action or agreement that would reasonably be expected to prevent or nullify any provision of this Agreement, result in any of the conditions of the Offer or the conditions of the Merger not being satisfied or impede, interfere with or prevent the consummation of the Offer or the Merger.

        In the Support Agreements, each of the Supporting Shareholders represented and warranted that he or she:

  •
  is the sole record and beneficial owner of the Shares, which he or she holds, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Shares (other than as created by the Support Agreement); and

  •
  has the sole right to vote, sole power of disposition and sole power to issue instructions with respect to all of the matters set forth in the applicable Support Agreement, in each case, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of the Support Agreement.

        Nothing in the Support Agreements limits the Supporting Shareholders from fulfilling his or her duties and obligations as a director of Oplink.

        The Support Agreements, and all rights and obligations of Koch Industries, the Purchaser and the Supporting Shareholders under the Support Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

  •
  the mutual written agreement of Koch Industries and such Supporting Shareholder;

  •
  the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement;

  •
  the effective time of the Merger pursuant to the Merger Agreement; and

  •
  the entry without the prior consent of such Supporting Shareholder into any amendment or modification to the Merger Agreement or any waiver of any of the Oplink's rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or changes the form of consideration in a manner adverse to stockholders of Oplink.

Confidentiality Agreement

        The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

        Molex Incorporated, a wholly-owned subsidiary of Koch Industries, and Oplink entered into a confidentiality agreement, dated August 18, 2014, in connection with a potential negotiated transaction that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Molex agreed to keep confidential all non-public information furnished by Oplink or its representatives to Molex or its representatives, and all analyses or other materials containing such non-public information. Molex also agreed that the non-public information furnished to Molex will be used solely for the purpose of evaluating, negotiating and implementing the potential transaction that resulted in the Offer. If requested by Oplink, Molex is required to promptly, at its own election, either to return to Oplink or destroy all copies of the non-public information furnished to Molex and its representatives under the confidentiality agreement; provided, however, that Molex must destroy any analyses or compilations prepared by Molex or its representatives to the extent it contains non-public information. In addition, Molex and Oplink agreed, subject to certain customary exceptions, to keep confidential the fact that any non-public information was made available to Molex and its representatives, and that any discussions of a potential negotiated transaction were taking place.

        The confidentiality agreement includes a standstill provision. Pursuant to this provision, Molex agreed that, among other things and for a period of 12 months from the date of the confidentiality agreement, neither Molex nor its subsidiaries will, without Oplink's prior consent:

  •
  effect or seek, offer or propose to effect, any acquisition of any securities, or rights or options to acquire any securities, or any assets, indebtedness or business of Oplink;

  •
  form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to Oplink or otherwise act in concert with any person in respect of such securities;

  •
  otherwise act alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of Oplink or to obtain representation on the board of directors of Oplink; or

  •
  enter into any discussions or arrangements with any third party with respect to any of the foregoing.

        The confidentiality agreement includes a no solicitation and no hire provision. Pursuant to this provision, Molex agreed that, among other things and for a period of 12 months from the date of the confidentiality agreement, neither Molex nor any of its affiliates would solicit for employment any officer or senior level employee of Oplink who was specifically identified to Molex during its evaluation of a transaction. The restrictions in the no solicitation and no hire provision shall not apply to:

  •
  any newspaper or internet help wanted advertisement, or any search firm engagement which is not directed or focused on personnel employed by Oplink; or

  •
  any solicitation which is implemented without the knowledge or participation of any of Molex's employees who are aware of the restriction contained in the confidentiality agreement.

        The confidentiality agreement also provides that until the earlier of (a) the consummation of a transaction between Oplink and Molex or (b) one year from the date of the confidentiality agreement, neither Molex nor any of its affiliates will, without the prior consent of Oplink, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of Oplink in connection with a transaction.

14. Conditions of the Offer

        Notwithstanding any other provisions of the Offer and subject to the provisions of the Merger Agreement and applicable law, the Purchaser will not be required to accept for payment any validly tendered Shares if:

  •
  the Minimum Condition has not been satisfied at the Expiration Date;

  •
  the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (which we refer to as the "HSR Condition");

  •
  at the Expiration Date there is any Proceeding by any Governmental Entity of competent jurisdiction pending against Koch Industries, the Purchaser, Oplink or any of Oplink's subsidiaries, or otherwise in connection with the Offer or the Merger:

  •
  seeking to make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger;

  •
  seeking to make illegal, restrain or prohibit the ownership or operation by Koch Industries, Oplink or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of Koch Industries or any of its affiliates, on the one hand, or Oplink and Oplink's subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger; or

  •
  seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Koch Industries or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased in the Offer or the Merger;

  •
  at the Expiration Date, there is any law or order in effect, enacted, entered, enforced or promulgated by or on behalf of a Governmental Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of the waiting periods under the HSR Act, that:

    •
    would reasonably be expected, individually or in the aggregate, to result in any of the consequences referred to in any of the three sub-bullets of the immediately preceding bullet point; or

    •
    has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer or the consummation of the Merger;

  •
  any representation or warranty of Oplink contained in Section 3.11(b) of the Merger Agreement fails to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date;

  •
  any representation or warranty of Oplink contained in the first and second sentences of Section 3.2(a) of the Merger Agreement, the first sentence of Section 3.2(b) of the Merger Agreement, the first and second sentences of Section 3.2(c) (with respect to the number of Shares subject to the Company Options and the exercise price thereof and the number of Company RSUs) of the Merger Agreement and Section 3.2(e) of the Merger Agreement, in each case, as of the November 14, 2014, fails to be true and correct in all respects, provided, however, the foregoing representations and warranties shall only be deemed to fail to be true and correct if the inaccuracies in such representations (in the aggregate) would cause the aggregate consideration required to be paid by Koch Industries and the Purchaser to acquire or cancel Oplink's Equity Interests in, and in connection with, the Offer and the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by Koch Industries and the Purchaser to acquire or cancel Oplink's Equity Interests in, and in connection with, the Offer and the Merger if such representations and warranties had been true and correct in all respects as of such date;

  •
  any representation or warranty of Oplink contained in Sections 3.1(a), 3.2 (with respect to those provisions not referenced in the previous bullet point), 3.3, 3.22 or 3.24 of the Merger Agreement fails to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

  •
  any representation or warranty of Oplink contained in Sections 3.6(c), 3.27, 3.28 or 3.29 of the Merger Agreement fails to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except where such violation, charge or investigation has not resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty, or (y) individually or in the aggregate, a Company Material Adverse Effect (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications);

  •
  any other representation or warranty of Oplink contained in the Merger Agreement (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) fails to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect;

  •
  Oplink breaches or fails, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date, and such breach or failure has not been cured prior to the Expiration Date;

  •
  since November 18, 2014, any facts, changes, events, developments or circumstances have occurred, arisen or come into existence or first become known to Koch Industries or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect which shall be continuing;

  •
  the Purchaser fails to receive a certificate of Oplink, executed on its behalf by Oplink's Chief Executive Officer or Chief Financial Officer, dated as of the Expiration Date, to the effect that the conditions set forth in the fifth, sixth, seventh, eighth, ninth, tenth and eleventh first-level bullet points above have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of the Purchaser, and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions (other than circumstances giving rise to the failure of such conditions that are solely within the control of Koch Industries or the Purchaser), and may be waived to the extent permitted by applicable law by the Purchaser in its sole discretion in whole or in part at any time and from time to time at or prior to the Expiration Date, in each case subject to the terms of the Merger Agreement. Any reference in the Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time at or prior to the Expiration Date.

        Any capitalized term used in this Section 14—"Conditions of the Offer" and not otherwise defined in this Offer shall have the meaning set forth in the Merger Agreement.

15. Certain Legal Matters

        Except as described in this Section 15, based on information provided by Oplink, none of Oplink, the Purchaser or Koch Industries is aware of any license or regulatory permit that appears to be material to the business of Oplink that might be adversely affected by the Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Oplink's business or that certain parts of Oplink's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        Business Combination Statutes.    Oplink is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which impose certain restrictions upon business combinations involving Oplink. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

        Neither Oplink's certificate of incorporation nor bylaws excludes Oplink from the coverage of the Business Combination Provisions. Upon completion of the Offer, Koch Industries and the Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent prior approvals by Oplink's board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, Oplink's board of directors approved the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, Koch Industries and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will apply to the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase, nor any action that we take in connection with the Offer, is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for payment, or pay for, any Shares tendered.

        Shareholder Approval Not Required.    Section 251(h) of the DGCL provides that shareholder approval of a merger is not required if the merger is effected pursuant to a merger agreement providing for certain requirements to be met, including that (1) the acquiring company commences a tender offer for any and all of the outstanding stock entitled to vote on a merger of the company to be acquired (other than stock owned by the company, the acquirer making such tender offer, the person that owns the acquirer and any subsidiaries of the foregoing), and (2) following the consummation of such tender offer, the acquiring company has irrevocably accepted for purchase a number of shares of stock that, together with any stock otherwise owned by the acquirer, equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Oplink will not be required to submit the adoption of the Merger Agreement to a vote of the shareholders of Oplink. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, Koch Industries, the Purchaser and Oplink will effect the Merger as soon as practicable without a vote of shareholders of Oplink in accordance with Section 251(h) of the DGCL.

Antitrust Matters

        The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have expired or been terminated.

        Pursuant to the Merger Agreement, on November 21, 2014, Koch Industries filed with the FTC and the DOJ a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act (the "HSR Filing") in connection with the purchase of the Shares in the Offer and the Merger, and Oplink will use its reasonable best efforts to, as promptly as reasonably practicable following the date of the Merger Agreement, and in any event no later than December 1, 2014, submit its HSR Filing to the DOJ and the FTC. The filings will be subject to a 15-day initial waiting period, for which early termination may be requested. Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th day following Koch Industries' HSR Filings, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Koch Industries. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Koch Industries with such request. If the waiting periods noted above would expire on a Saturday, Sunday or legal public holiday, the waiting period will instead expire at 11:59 p.m., New York City time, on the next business day. Accordingly, unless the DOJ or the FTC extends the waiting period by requesting additional information or documentary material, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on December 8, 2014 unless early termination of the waiting period is granted. Such waiting period may be extended only with the consent of Koch Industries. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. The Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have expired or been terminated. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the DOJ or the FTC (whichever agency reviews the transaction) could take such action under the Antitrust Laws as it or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or, in the absence of an injunction, otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Koch Industries or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—

"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

16. Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        The Purchaser has retained Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17. Legal Proceedings

        As of the date of this Offer to Purchase, neither the Purchaser or Koch Industries is aware of any material pending legal proceeding relating to the Offer or the Merger.

18. Miscellaneous

        We are making the Offer to all holders of Shares other than Oplink. We are not aware of any states in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such state. If the Purchaser becomes aware of any state in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Oplink has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Oplink" and Section 9—"Certain Information Concerning Koch Industries and the Purchaser."

Koch Optics, Inc.

November 24, 2014

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

        The names of the directors and executive officers of Koch Industries, Inc. ("Koch Industries") and Koch Optics, Inc. (the "Purchaser") and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director or executive officer has been so employed or held such position for a period in excess of five years and is a citizen of the United States. The business address of each of the directors and executive officers of Koch Industries is c/o Koch Industries, Inc., 4111 East 37th Street North, Wichita, Kansas 67220 and the business address of each of the directors and executive officers of the Purchaser is c/o Koch Optics, Inc., 4111 East 37th Street North, Wichita, Kansas 67220.

Koch Industries Directors and Executive Officers

Name	Position

Koch, Charles G.	Chairman of the Board, Chief Executive Officer and Director
Moeller, Joseph W.	Vice Chairman and Director
Robertson, David L.	President, Chief Operating Officer and Director
Feilmeier, Steven J.	Executive Vice President, Chief Financial Officer and Director
Fink, Richard H.	Executive Vice President—Public Sector and Director
Koch, David H.	Executive Vice President—Chemical Technology and Director
Mahoney, James L.	Executive Vice President—Operations and Compliance and Director
Gibbens, Dale W.	Senior Vice President—Human Resources & Public Sector
Holden, Mark V.	Senior Vice President, General Counsel & Secretary
Humphrey, Mark E.	Senior Vice President—Tax
Packebush, Steven L.	Senior Vice President—Ag & Energy
Pittenger, John C.	Senior Vice President—Corporate Strategy
Tatum, Steven E.	Senior Vice President—Minerals & Trading
Bushman, Randall A.	Vice President—Pension Management
Koch, C. Chase	Director
Gentry, Jeffrey N.	Director
Hannan, James B.	Director
Marshall, Elaine T.	Director
Razook, Bradley J.	Director

Purchaser Directors and Executive Officers

Name	Position

Ruff, Timothy I.	President and Treasurer
Fazio, Raffaele G.	Vice President and Secretary, and Director
Flamini, Matthew	Director

        Charles G. Koch became Chairman of the Board and Chief Executive Officer of Koch Industries in 1967 and continues to serve in those roles. Mr. Koch became a director of Koch Industries in 1962 and continues to serve in that role.

        Joseph W. Moeller became Vice Chairman of Koch Industries in 2007 and continues to serve in that role. Mr. Moeller became a Director of Koch Industries in 1987 and continues to serve in that role.

        David L. Robertson became President and Chief Operating Officer of Koch Industries in 2005 and continues to serve in those roles. Mr. Robertson became a director of Koch Industries in 2005 and continues to serve in that role.

        Steven J. Feilmeier became Executive Vice President and Chief Financial Officer of Koch Industries in 2005 and continues to serve in those roles. Mr. Feilmeier became a director of Koch Industries in 2005 and continues to serve in that role.

        Richard H. Fink became Executive Vice President—Public Sector of Koch Industries in 1997 and continues to serve in that role. Dr. Fink became a director of Koch Industries in 1997 and continues to serve in that role.

        David H. Koch became Executive Vice President—Chemical Technology of Koch Industries in 1981 and continues to serve in that role. Mr. Koch became a Director of Koch Industries in 1967 and continues to serve in that role.

        James L. Mahoney became Executive Vice President—Operations and Compliance of Koch Industries in 2007 and continues to serve in that role. Mr. Mahoney became a director of Koch Industries in 2007 and continues to serve in that role.

        Dale W. Gibbens became Senior Vice President—Human Resources & Public Sector of Koch Industries in 2014 and continues to serve in that role. Previously, Mr. Gibbens was Vice President—Human Resources of Koch Industries from 2003 to 2014.

        Mark V. Holden became Senior Vice President, General Counsel & Secretary of Koch Industries in 2006 and continues to serve in those roles.

        Mark E. Humphrey became Senior Vice President—Tax of Koch Industries in 2006 and continues to serve in that role.

        Steven L. Packebush became Senior Vice President—Ag & Energy of Koch Industries in 2014 and continues to serve in that role. Previously, Mr. Packebush served as Vice President—Nitrogen of Koch Industries from 2006 to 2014.

        John C. Pittenger became Senior Vice President—Corporate Strategy of Koch Industries in 2002 and continues to serve in that role.

        Steven E. Tatum became Senior Vice President—Minerals & Trading of Koch Industries in 2014 and continues to serve in that role. Previously, Mr. Tatum served as Vice President—Minerals of Koch Industries from 2009 to 2014.

        Randall A. Bushman became Vice President—Pension Management of Koch Industries in 2009 and continues to serve in that role. Previously, Mr. Bushman was Vice President—Financial Services of Koch Industries from 2003 to 2009.

        C. Chase Koch was appointed as a Director of Koch Industries in 2013 and continues to serve in that role. Mr. Koch became President of Koch Fertilizer, LLC, a wholly-owned Koch Industries subsidiary, in 2014 and continues to serve in that role. Mr. Koch served as Senior Vice President of Koch Agronomic Services, LLC, a wholly-owned Koch Industries subsidiary, from 2012 to 2014. Previously, Mr. Koch held a number of positions with other wholly-owned Koch Industries subsidiaries since 2003.

        Jeffrey N. Gentry became a Director of Koch Industries in 2005 and continues to serve in that role.

        James B. Hannan became a Director of Koch Industries in 2013 and continues to serve in that role. Mr. Hannan became President and Chief Executive Officer of Georgia-Pacific LLC, a wholly-owned Koch Industries subsidiary, in 2007 and continues to serve in that role.

        Elaine T. Marshall became a Director of Koch Industries in 2006 and continues to serve in that role.

        Bradley J. Razook became President and Chief Executive Officer of Flint Hills Resources, LLC, a wholly-owned Koch Industries subsidiary, in 2005 and continues to serve in that role. Mr. Razook became a director of Koch Industries in 2013 and continues to serve in that role.

        Timothy I. Ruff became President and Treasurer of the Purchaser in 2014 and continues to serve in those roles. Mr. Ruff became Senior Vice President—Business Development & Corporate Strategy of Molex Incorporated, a wholly-owned Koch Industries subsidiary, in 2012 and continues to serve in that role. Mr. Ruff previously served as the Vice President of Sales and Marketing of Molex for the Americas region between 2006 and 2011.

        Raffaele G. Fazio became Vice President and Secretary, and a director of the Purchaser in 2014 and continues to serve in those roles. Mr. Fazio became Deputy General Counsel—Corporate & Commercial of Koch Companies Public Sector, LLC, a wholly-owned Koch Industries subsidiary, in 2009 and continues to serve in that role. Previously, Mr. Fazio served as the Associate General Counsel—Corporate & Commercial of Koch Industries from 2006 to 2009.

        Matthew Flamini became a Director of the Purchaser in 2014 and continues to serve in that role. Mr. Flamini became President of Koch Equity Development LLC in 2013 and continues to serve in that role. Previously, Mr. Flamini was the Vice President and Chief Financial Officer of Koch Chemical Technology Group, LLC, a wholly-owned Koch Industries subsidiary, from 2007 to 2013.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Oplink or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer to Purchase is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	Suite V
Providence, RI 02940-3011	250 Royall Street
Canton, MA 02021

Other Information:

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS
The Depositary for the Offer to Purchase is
Other Information
The Information Agent for the Offer is